UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12.
Athersys, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Athersys inc.

NOTICE OF

Annual Meeting of Stockholders & Proxy Statement

2023

A MESSAGE FROM THE CHIEF EXECUTIVE OFFICER OF ATHERSYS
Dear Fellow Stockholders:

The Athersys 2023 Annual Meeting of Stockholders will take place on September 27, 2023 at 8:30 a.m. Eastern time and you are cordially invited to join us virtually.

We are asking stockholders to elect five Director nominees including Daniel Camardo, Neema Mayhugh, Joseph Nolan, Jane Wasman and Jack L. Wyszomierski. The Board also recommends you vote FOR proposals to ratify Ernst & Young as our independent auditors and to approve the amendment and restatement of the 2019 Equity and Incentive Compensation Plan.

Lastly, we are asking you to vote FOR, on an advisory basis, the approval of executive officer compensation. This allows us to retain the talent that achieved important, impactful milestones this past year and will guide our strategic plan going forward.

We are particularly proud of our work in rapidly implementing a restructuring plan that reduced monthly operating expenses to below $2.5 million, focused our efforts on advancing the MASTERS-2 clinical trial – our highest-value program – and improved the prospects for a successful trial outcome through a Type B Meeting with the FDA. The FDA supported our recommendations to modify the trial’s primary endpoint and enrollment criteria to better reflect the full potential of MultiStem® in treating acute ischemic stroke. The FDA also approved our request to conduct an unblinded interim analysis for the purpose of evaluating whether the study size is sufficiently powered to achieve statistical significance and we expect to receive the results of this interim analysis in early October.

Alongside key developments in MASTERS-2, the MultiStem development pipeline continues to advance across other indications. With encouraging data in acute respiratory distress syndrome (ARDS), we have been exploring new opportunities to research MultiStem in this indication with government organizations. We have also begun enrollment in the third and final cohort of the Phase 2 MATRICS-1 trial evaluating MultiStem in patients following resuscitation from hemorrhagic trauma, for which we have partnered with the Department of Defense and received funding from Memorial Hermann Foundation.

We negotiated an agreement with our contract manufacturing partner to address our outstanding debt, which more appropriately reflects our post-restructuring development timeline and future manufacturing needs. This achievement reopened access to MultiStem supply that is now accelerating enrollment in ongoing clinical trials including MATRICS-1 and MASTERS-2. Additionally, by closing the ReGenesys facility and strengthening our patent portfolio in animal health and our SIFU® cryogenic storage system, we are working to realize value from de-prioritized assets through licensing or other partnership arrangements.

The progress we’ve made over the past year better positions Athersys for success with key clinical milestones in the second half of 2023 and throughout 2024. Our focus remains on advancing MultiStem clinical programs to build value for our stockholders and ultimately for patients.

Once again, please vote FOR proposals 1-4 on the enclosed proxy card and join us at our 2023 Annual Meeting of Stockholders at www.virtualshareholdermeeting.com/ATHX2023.

Thank you for your support and commitment to Athersys.

Daniel Camardo, MBA Chief Executive Officer and Director

/s/ Daniel Camardo
Daniel Camardo
Chief Executive Officer and Director
August 15, 2023

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS ON
September 27, 2023
The 2023 Annual Meeting will be a virtual meeting to enable all stockholders the opportunity to attend and not have to travel to an in-person event. The Company is holding a virtual Annual Meeting only and stockholders can participate online at www.virtualshareholdermeeting.com/ATHX2023 at the appointed date and time. To vote during the Annual Meeting, you will need the 16-digit control number located on your proxy card. Please keep your control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to participate in the live meeting. Please allow ample time for online check-in, which will begin at 8:15 a.m., Eastern Daylight Time, on September 27, 2023.

ANNUAL MEETING OF STOCKHOLDERS
DATE	September 27, 2023 at 8:30 AM EDT
WEBSITE URL	www.virtualshareholdermeeting.com/ATHX2023
RECORD DATE	August 14, 2023
VOTING	Holders of outstanding shares of Common Stock as of the record date are entitled to vote
STOCK SYMBOL	ATHX
EXCHANGE	The Nasdaq Capital Market
TRANSFER AGENT	Computershare
The 2023 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held for the following purposes:

1	To elect the five Directors nominated by the Board of Directors;
2	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023;
3	To approve the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan;
4	To approve, on an advisory basis, named executive officer compensation; and
5	To consider other business as may properly come before the Annual Meeting or any adjournment thereof.
Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Stockholders of record at the close of business on Monday, August 14, 2023 are entitled to vote at the Annual Meeting.
Your Board of Directors unanimously recommends that you vote: “FOR” the following:

✓	FOR	Each of the five Directors nominated by the Board of Directors;
✓	FOR	The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023;
✓	FOR	The approval of the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan;
✓	FOR	The approval, on an advisory basis, of named executive officer compensation.

MANY WAYS TO VOTE

BY INTERNET	BY PHONE	BY MAIL	IN PERSON	SCAN QR CODE
Visit www.proxyvote.com	Dial 1-800-690-6903	Sign, date and return your proxy card or voting instruction form	Vote in person at the virtual meeting	Scan the QR code on your Proxy Card to vote.
Even if you expect to attend the virtual Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. You may vote online during the Annual Meeting by following the instructions on the meeting website and if you have the 16-digit control number on your proxy card in the box marked by the arrow. Stockholders who attend the Annual Meeting may revoke their proxies and vote online during the meeting if they so desire. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

By Order of the Board of Directors,

/s/ Daniel Camardo
Daniel Camardo
Secretary

August 17, 2023

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the timing of initiation of new clinical sites and patient enrollment in our clinical trials, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations.
In addition, a number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. The following risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements:
•our ability to raise capital to fund our operations in the near term and long term, including our ability to obtain funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources, on terms acceptable to us or at all, and to continue as a going concern;
•our collaborators’ ability and willingness to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies;
•the possibility of unfavorable results from ongoing and additional clinical trials involving MultiStem®;
•the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in an early stage clinical trial may not be predictive of results in later stage or large scale clinical trials;
•our ability to regain compliance with the requirement to maintain a minimum market value of listed securities of $35 million as set forth in Nasdaq Listing Rule 5550(b)(2);
•the timing and nature of results from MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial evaluating the administration of MultiStem for the treatment of ischemic stroke;
•our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios;
•the success of our MATRICS-1 clinical trial being conducted with UT Health evaluating the treatment of patients with serious traumatic injuries;

•the availability of product sufficient to meet our clinical needs and potential commercial demand following any approval;
•the possibility of delays in, adverse results of, and excessive costs of the development process;
•our ability to successfully initiate and complete clinical trials of our product candidates;
•the possibility of delays, work stoppages or interruptions in manufacturing by third parties or us, such as due to material supply constraints, contamination, operational restrictions due to COVID-19 or other public health emergencies, labor constraints, regulatory issues or other factors that could negatively impact our trials and the trials of our collaborators;
•uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for neurological, inflammatory and immune, cardiovascular and other critical care indications;
•changes in external market factors;
•changes in our industry’s overall performance;
•changes in our business strategy;
•our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development;
•our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies;
•the success of our efforts to enter into new strategic partnerships and advance our programs;
•our possible inability to execute our strategy due to changes in our industry or the economy generally;
•changes in productivity and reliability of suppliers;
•the success of our competitors and the emergence of new competitors; and
•the risks mentioned elsewhere in this Annual Report on Form 10-K under Item 1A, “Risk Factors.” and our other filings with the SEC.
Although we currently believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K furnished to the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.

TABLE OF CONTENTS

Page

BOARD DIVERSITY MATRIX
As of August 14, 2023
Total Number of Directors	6
	# Female	# Male	# Non-Binary	# Did not disclose gender
Part 1: Gender Identity
Directors	2	4	0	0
Part 2: Demographic Background
African American or Black	0	0	0	0
Alaska Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	3	0	0
Two or More Races or Ethnicities	0	1	0	0
LGBTQ+	0	0	0	0
Did not disclose demographic background	0	0	0	0
Our Investors and Engagement
Our investors are very important to us. Together we are all working towards developing new medicines to help people. We value and are deeply thankful for all our investors, especially those investors that have held our stock for many years and have been with us through the journey of developing MultiStem.
We engage our investors regularly, and members of the Company makes themselves available on a weekly basis via phone and email. Athersys does not limit correspondence based on the amount of stock ownership, and any investor may request a phone call with the investor relations department. Any stockholder inquiry or comment can be sent to Investor Relations at ir@athersys.com.

In addition to answering incoming inquiries, we engage in proactive outreach to both retail and institutional investors at minimum on a quarterly on a basis to ask for feedback on company matters or other concerns and suggestions. We value these conversations and have learned which issues are important to our stockholders, as we strive for continuous improvement.
Over the last four annual meetings of stockholders, the stockholder advisory votes on say on pay have ranged from 57.7% to 86.5%, with an approval percentage of 57.7% in 2021 and an increase to 61.8% in 2022. The Company’s stock is held overwhelmingly by small stockholders holding in street name, which makes identification of individual stockholders difficult. Due to our large retail base, it is difficult to conduct outreach to all shareholders, however, on a regular basis we hold one-on-one meetings with retail and institutional investors to discuss company matters, answer questions and gather feedback. We gained valuable feedback from these meetings with our investors, such as perspectives on partnership models and clinical trial execution, and in response, we have taken action to address this feedback.
In an attempt to gather more specific feedback, in June of 2023, we distributed a Shareholder Feedback Survey to our top 50 institutional and large investors. These investors’ holdings represent approximately 20% of our total shares. Many investors had no feedback, and those that did provide input we have taken into account for 2023 and going forward. Following the survey, no investors requested additional meetings to discuss survey questions, ESG, or say-on-pay. It is our belief that some of the original concerns expressed by stockholders have been addressed by the recent actions we’ve taken, namely tying executive variable compensation more closely to performance, and that these topics are no longer the highest priority for our shareholders.
Since our last Annual Shareholder’s Meeting, we have engaged with shareholders frequently and in a variety of ways. Throughout 2023, we increased communication with all shareholders, switching from hosting quarterly earnings conference calls to more frequent business update calls. On these calls, we provide updates to all shareholders on company business matters, finances, goals, and progress made on important milestones. At the end of each business update call, the executive team answers questions that have been submitted by shareholders in advance. Additionally, an email address is provided for individuals to ask follow up questions directly to a member of the Company's management team.
During these one-on-one meetings and quarterly business update calls, a variety of questions and concerns were brought up related to company performance and executive compensation. As a result of this feedback, we put in place a more defined performance management process with all employees and tied executive variable compensation to specific performance goals. In 2022, the Executive Team and Compensation Committee decided not to award annual bonuses based on a failure to achieve specified performance goals. We will continue to seek feedback on this topic in future one-on-one meetings and all shareholders are invited to email our Senior Manager of Corporate Communications and Investor Relations via the Investor Relations general inbox (IR@athersys.com). All inquiries or questions are replied to within three business days, and emails are forwarded to management when appropriate and necessary.
Partially in response to our low approval vote in 2021, the Board of Directors and Compensation Committee initiated several new processes and procedures regarding personnel evaluation and compensation. In April 2021, our Board adopted a clawback policy that permits us to recoup incentive compensation paid to our current or former officers in certain circumstances. In June 2021, our Board adopted stock ownership guidelines that

-iii-

align the interests of certain of our executive officers and our non-employee Directors with our stockholders by requiring that such executive officers and non-employee Directors acquire, over time, a meaningful personal investment in the Common Stock for which they are making managerial and oversight decisions.
Additionally, effective December 31, 2021, we entered into updated employment agreements with our executive officers that include a “double trigger” vesting requirement (which requires a qualifying termination of employment following a change in control) in order for any severance payments to become payable under such agreements. For information regarding these actions, please see “Executive Compensation — Compensation Discussion and Analysis” below.
In addition, over the last year, we have launched a transformation of the company, including adding new board members, making changes to the leadership of the company, and continuing to evolve our approach to performance evaluations and compensation. Our Board, in conjunction with our Compensation Committee, has evaluated several improvements to our executive compensation program. In response to feedback we’ve received on “pay for performance” we made the decision to not pay short term incentive compensation for the calendar year 2022. We will be applying rigorous judgment in determining whether to pay short term incentive compensation based on future years’ performance as compared to annual corporate goals. Further, we will be incorporating performance criteria when considering our executive officers’ equity grant in part as “performance-contingent” awards, deepening the alignment between eventual rewards and shareholder value creation. Looking ahead to the short-term cash incentive program for 2023, our executives’ paid annual incentives will be tied to the achievement of corporate goals.
We will continue to evolve our compensation philosophy, in order to attract and retain the best talent for our mission while setting clear goals and connecting performance to rewards. The Company seeks to attract and retain employees through salary levels that are competitive with the local market and similarly situated companies but generally, we aim to follow the market rather than lead the market, particularly with respect to cash compensation. We aim to offer attractive equity and cash-based incentive components to align longer term compensation with Company performance objectives. The Company believes this approach allows it to attract and retain candidates that support the Company culture of being motivated by aggressive goals and optimism about the future while permitting the Company to reduce its use of cash for executive compensation.

-iv-

Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 27, 2023
The 2023 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as the “Company,” “Athersys,” “we” and “us,” will be held on Wednesday, September 27, 2023, at 8:30 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/ATHX2023.
This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy are being mailed to stockholders commencing on or about August 17, 2023.
Stockholders of record of the Company at the close of business on Monday, August 14, 2023, or the Record Date, will be entitled to vote at the Annual Meeting. As of August 14, 2023, 22,501,410 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person online or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
VIRTUAL ANNUAL MEETING
As permitted by Delaware law and our bylaws, we have implemented the virtual annual meeting format to enable all stockholders the opportunity to attend and not have to travel to an in-person event.
We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. In preparation for the virtual Annual Meeting, (i) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a stockholder or proxy holder, (ii) we will implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we will maintain a record of any votes or other action taken by stockholders or proxy holders at the meeting. Additionally, the online format allows stockholders to communicate with us during the meeting so they can ask appropriate questions of the Board or management in accordance with the rules of conduct for the meeting. During the live Q&A session of the meeting, we will answer relevant questions as time permits.
Information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct at the Annual Meeting, and procedures for posting appropriate questions received during the Annual Meeting, will be posted on our investor relations page in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at: www.virtualshareholdermeeting.com/ATHX2023
ATTENDANCE AND PARTICIPATION
Our completely virtual Annual Meeting will be conducted on the Internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting; however, we encourage the submission of questions in advance by emailing ir@athersys.com. You also will be able to vote your shares electronically at the Annual Meeting; however, we encourage stockholders to submit their votes electronically in advance.
All stockholders of record as of the Record Date, or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card that accompanied your proxy materials, and may also be required to provide your full name to help us validate that you are a stockholder of record. The Annual Meeting webcast will begin promptly at 8:30 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online access will begin at 8:15 a.m., Eastern Daylight Time.
The virtual meeting platform is fully supported across all browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
QUESTIONS
Stockholders may submit questions prior to or during the Annual Meeting. If you wish to submit a question during the meeting, you must first provide your full name, then type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
TECHNICAL DIFFICULTIES
When you access the website at www.virtualshareholdermeeting.com/ATHX2023, we will have technicians ready to assist you with any technical difficulties you may have. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or during the meeting time, you will have access to technical support. Technical support will be available beginning at 8:15 a.m., Eastern Daylight Time, on September 27, 2023 through the conclusion of the Annual Meeting.

REQUIRED VOTE, ABSTENTIONS, BROKER NON-VOTES AND RELATED MATTERS
Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of Directors or for the approval of other matters that are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.
PROPOSAL ONE— Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director shall be elected by a majority of the votes cast in person or by proxy for the Director at the Annual Meeting. For this purpose, a majority of the votes cast shall mean that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast, and votes cast shall exclude abstentions and broker non-votes. In any uncontested election of Directors, any incumbent director nominee who does not receive a majority of the votes cast shall promptly tender his or her resignation to the Board. The Board shall decide, taking into account the recommendation of the Nominations, Governance and Compliance Committee of the Board, whether to accept or reject the tendered resignation, or whether other action should be taken.
PROPOSAL TWO— Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2023 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2023. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023 is not binding on the Company.
PROPOSAL THREE— Approval of the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast for or against such proposal.

PROPOSAL FOUR — Approval, on an advisory basis, of named executive officer compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of a majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal as they will not be counted in determining the number of votes cast. As an advisory vote, the approval of named executive officer compensation is not binding on the Company.
The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the five Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023; (iii) for the approval of the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan; (iv) for the approval, on an advisory basis, of named executive officer compensation; and (v) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for other business as may properly come before the Annual Meeting or any adjournment thereof. adjournment thereof.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board currently consists of the following six Directors: Daniel Camardo, Ismail Kola, Neema Mayhugh, Joseph Nolan, Jane Wasman and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting.
At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.
At the Annual Meeting, five Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Daniel Camardo, Neema Mayhugh, Joseph Nolan, Jane Wasman and Jack L. Wyszomierski.
The composition of our Board is intentional and reflects the qualifications, skills and experience that are relevant to a biotechnology business. Our Board members have experience in the pharmaceutical and biotechnology sector and have expertise in business, science and medicine, and finance. In addition to the qualifications, skills and experience listed below, our Board members are committed to the Athersys mission and the core values of our Company - cooperation, excellence and innovation, responsibility to humanity and the environment, and honesty and integrity. Our Board also is committed to devoting the necessary time to the governance of our Company.
Pursuant to an investor rights agreement, referred to herein as the Investor Rights Agreement, entered into on March 14, 2018, as amended on August 5, 2021, between the Company and HEALIOS K.K., referred to herein as Healios, Healios has the right to nominate one Director to the Board, if Healios owns more than 5.0% of our outstanding Common Stock. At August 14, 2023, Healios owned under 5.0% of our outstanding Common Stock, so they do not have the right to nominate a Director of the Board.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information, including the qualifications, skills and experience each nominee for Director brings to the Board is outlined below.

Daniel Camardo, MBA	Age: 55
Chief Executive Officer
DIRECTOR SINCE:	2022
BOARD COMMITTEES:	N/A
KEY SKILLS:	Healthcare & Pharma, Medicine & Science, Business Leadership & Operations, Partnerships & Business Development, Regulatory and Commercial Launch
Mr. Camardo joined Athersys in February 2022 as our Chief Executive Officer. Previously, Mr. Camardo served as the President, U.S., and the Executive Vice President of Horizon Therapeutics plc, a global biotechnology company, overseeing the Rare Disease and Inflammation Business Units from August 2020 to February 2022, and served as Group Vice President from September 2015 to August 2020. Before joining Horizon Therapeutics, Mr. Camardo was Vice President of Sales and Operations at Clarus Therapeutics, a start-up company focused on men’s health, from July 2014 to September 2015. Prior to joining Clarus Therapeutics, Mr. Camardo held various commercial leadership roles, including Senior Director, U.S. Commercial Operations and Senior Director, Market Intelligence and Analytics from 2003 to 2014 at Astellas Pharma US, an affiliate of Astellas Pharma Inc., a Japanese global pharmaceutical company. Mr. Camardo became an Adjunct Lecturer in Healthcare at Kellogg School of Management (HCAK), in February 2022 and serves on the Board of CommunityHealth, the largest volunteer-based health center in the nation providing health care at no charge to low-income, uninsured adults, in Chicago. Mr. Camardo holds a Bachelor of Arts degree in Economics and Mathematics from the University of Rochester and a Masters of Business Administration from Kellogg School of Management.
Qualifications, Skills and Experience: We believe that as our Chief Executive Officer, Mr. Camardo is particularly well qualified to serve on the Board. His extensive experience in the biotechnology industry and leadership skills position him well to serve on the Board.

Neema Mayhugh, PhD	Age: 47	Independent

DIRECTOR SINCE:	2023
BOARD COMMITTEES:	Audit Committee; Compensation Committee; Nominations, Governance and Compliance Committee
KEY SKILLS:	Healthcare & BioTech; Corporate Strategy; Commercial Launch; Intellectual Property Strategy and Execution
Dr. Mayhugh became a Director on Athersys’ board in August of 2023. She is an executive with more than 20 years of experience in healthcare consulting, industry, academic, and hospital settings. Dr. Mayhugh has served as the Founder and Managing Partner of Wave Strategy, a consultancy focused on the rapid commercialization of healthcare innovations, since 2016. Under her leadership, Wave Strategy has bridged early-stage technologies from renowned medical institutions with investors and industry experts, propelling them into the market. Notable partnerships include collaborations with Mass General Bringham, The Cleveland Clinic, and BioEnterprise Corporation, among others. Prior to Wave Strategy, Dr. Mayhugh served as Chief Operating Officer at Mobile Hyperbaric Centers from 2015-2016, where she instituted transformative changes that increased patient volumes and compliance rates while enhancing organizational efficiency. Earlier in her career, she held leadership positions at The Cleveland Clinic and Pfizer, with a focus on commercialization and market analytics. Dr. Mayhugh holds a PhD in Pharmacology & Toxicology from Dartmouth College and a BS in Human Physiology from Boston University.
Qualifications, Skills and Experience: Dr. Mayhugh is a dynamic visionary. Her vast experience and achievements in healthcare innovation will bring valuable insight as we pursue our growth objectives. Furthermore, Dr. Mayhugh, brings ethnic and gender diversity to the Board, which we believe will lead to more enriched thinking, creative innovation, and better governance.

Joseph Nolan, MS	Age: 60	Independent

DIRECTOR SINCE:	2023
BOARD COMMITTEES:	Compensation Committee (Chair); Audit Committee; Nominations, Governance and Compliance
KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations, and Partnerships & Business Development
Mr. Nolan has served as our Director since January 2023. He is a results-focused pharma growth leader with more than 30 years of proven experience building high-performance teams, driving operational efficiency, and growing products in competitive spaces. In his career, Mr. Nolan helped launch several products in the central nervous system space, with the majority in orphan and specialty settings. Mr. Nolan is currently Chief Executive Officer of Jaguar Gene Therapy. Prior to Jaguar, Mr. Nolan was General Manager of AveXis, where he launched Zolgensma for the treatment of spinal muscular atrophy, one of two recently approved gene therapies in the U.S. Mr. Nolan holds a B.S. in Management from Tulane University and M.B.A from the University of Notre Dame.
Qualifications, Skills and Experience: We believe that Mr. Nolan’s extensive experience provides unique business development and marketing expertise to the Board, including an understanding of specialty pharma marketing and sales, acquisitions, product launches, recruiting, training, and developing teams, and market access strategy.

Jane Wasman, JD	Age: 67	Independent
Chairperson of the Board
DIRECTOR SINCE:	2020
BOARD COMMITTEES:	Audit Committee (Chair); Compensation Committee; Nominations, Governance and Compliance Committee
KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations; International Business; Partnerships & Business Development; Law
Ms. Wasman has served as Director since November 2020. Ms. Wasman was President, International & General Counsel and Corporate Secretary of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical company, from 2012 through December 2019, managing its international, legal, quality, intellectual property and compliance functions, after serving in other executive roles at Acorda starting in 2004. Before joining Acorda, Ms. Wasman was employed with Schering-Plough Corporation, a global pharmaceutical company, for over eight years, holding various U.S. and international leadership positions, including Staff Vice President and Associate General Counsel. She currently chairs the board of directors of Sellas Life Sciences (NASDAQ: SLS), is a member of the board of directors of Rigel Pharmaceuticals (NASDAQ: RIGL). Additionally, Ms. Wasman was a member of the board of directors of Cytovia Therapeutics and of the board of directors and a member of the executive committee of the New York Biotechnology Association from 2007-2022. She is co-founder of the NY Hub of BioDirector, an organization supporting board effectiveness and diversity. Ms. Wasman earned a J.D. from Harvard Law School and her undergraduate degree from Princeton University.
Qualifications, Skills and Experience: Ms. Wasman is a strategic leader with almost 25 years in the biopharma industry, with extensive U.S. and international experience. Her knowledge and expertise in M&A, strategic development, corporate governance, international, litigation, commercial, compliance and government affairs and operational implementation make her an important addition to our Board. Furthermore, we believe that Ms. Wasman enhances gender diversity of the Board and that having a more diverse Board leads to greater innovation, unique thinking and better governance.

Jack Wyszomierski, MS	Age: 67	Independent

DIRECTOR SINCE:	2010
BOARD COMMITTEES:	Nominations, Governance and Compliance Committee (Chair); Audit Committee; Compensation Committee
KEY SKILLS:	Healthcare & Pharma, Business Leadership & Operations; Financing & Accounting
Mr. Wyszomierski has served as a Director since June 2010. From 2004 until June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004 Mr. Wyszomierski held positions of increasing responsibility at Schering-Plough Corporation, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Mr. Wyszomierski currently serves on the board of directors of SiteOne Landscape Supply, Inc. (NYSE: SITE) since 2016, Xoma Corporation (NASDAQ: XOMA) since 2010 and Exelixis, Inc. (NASDAQ: EXEL) since 2004. Mr. Wyszomierski was also a member of the board of directors at Unigene Laboratories, Inc. (OTC: UGNE). Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.
Qualifications, Skills and Experience: We believe Mr. Wyszomierski’s years of experience as a Chief Financial Officer in the healthcare, life sciences and pharmaceutical industries and service as a director of multiple other public companies, well-qualifies him as a Director and a member of the Company’s Audit Committee.

The Board unanimously recommends that stockholders vote FOR the election of each of the five Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Director Independence
The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of The Nasdaq Capital Market, or Nasdaq, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined that the following individuals who served as Directors during fiscal year 2022 were independent under the rules of NASDAQ: Dr. Kola, Ms. Wasman and Mr. Wyszomierski. The Board also determined that Mr. Nolan, who served as a Director since January 3, 2023, and Dr. Mayhugh, who served as a Director since August 17, 2023, are independent under the rules of NASDAQ. Mr. Camardo, who is our Chief Executive Officer, is not considered independent under the independence rules of NASDAQ.
Our Board’s tenure, diversity and independence provide a balance of new perspectives, innovation and Company-specific knowledge needed to function effectively. Currently, Directors having a tenure of less than 5 years represent 67% of the members of the Board. Our Board is currently 33% diverse by ethnicity and 33% diverse by gender, and 83% of our current Directors are independent.
The Board held twenty-eight meetings during fiscal year 2022. All of the Directors attended at least 75% of the total meetings held by the Board and by all committees on which they served during fiscal year 2022.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all then-current Directors.
Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations, Governance and Compliance Committee. All members of these committees are independent directors. The Board has adopted a written charter for each of these committees. From time to time, the Board also conducts business through other duly appointed committees, such as the Pricing Committee. The charters for the three standing committees, as well as our Directors’ Code of Conduct and our Code of Business Conduct and Ethics for Employees and Officers, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

BOARD COMMITTEE COMPOSITION

Director	Title	Age	Director Since	Audit	Compensation	Nominations, Governance & Compliance
Daniel Camardo, MBA	CEO/Director	55	February 2022
Ismail Kola, PhD	Chairman/Independent Director	66	October 2010
Neema Mayhugh, PhD	Independent Director	47	August 2023
Joseph Nolan, MS	Independent Director	60	January 2023
Jane Wasman, JD	Independent Director	67	November 2020
Jack Wyszomierski, MS	Independent Director	67	June 2010
Chairperson
AUDIT COMMITTEE
The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of any disagreements between management and the auditors regarding financial reporting. The Audit Committee oversees policies with respect to risk assessment and risk management regarding the Company’s financial and accounting systems and accounting policies, including related regulatory compliance, information security and technology (including cybersecurity). Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Dr. Mayhugh, Ms. Wasman, Mr. Nolan and Mr. Wyszomierski. The Board has determined that Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held four meetings during fiscal year 2022.

COMPENSATION COMMITTEE
The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board, with guidance from independent compensation consultants and industry benchmarks, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives. The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining or recommending executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Dr. Mayhugh, Ms. Wasman, Mr. Nolan and Mr. Wyszomierski. The Compensation Committee held ten meetings during fiscal year 2022.
NOMINATIONS, GOVERNANCE AND COMPLIANCE COMMITTEE
The Nominations, Governance and Compliance Committee held three meetings during fiscal year 2022. The Nominations, Governance and Compliance Committee is responsible for, among other things, evaluating and recommending to the Board qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Board and the Company and overseeing the evaluation of the Board.
The Nominations, Governance and Compliance Committee identifies individuals qualified to become members of the Board and recommends candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In recommending candidates, the Nominations, Governance and Compliance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Nominations, Governance and Compliance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, commercialization, clinical and finance. The Nominations, Governance and Compliance Committee recommends candidates to the Board based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.
The Nominations, Governance and Compliance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:
•the name and address of the stockholder and each Director nominee;
•a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;
•a description of any and all arrangements or understandings between the stockholder and each nominee;
•such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;
•a brief description of the nominee’s qualifications to be a Director; and
•the written consent of the nominee to serve as a Director if so elected.
The Nominations, Governance and Compliance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.
Additionally, the Nominations, Governance and Compliance Committee oversees environmental, social, and governance, or ESG, matters significant to the Company. This includes seeking diverse candidates, including women and minorities, in the pool of candidates from which it recommends director nominees. In 2021, the Nominations, Governance and Compliance Committee also added compliance responsibilities to its charter, and it now oversees legal and regulatory requirements related to compliance matters, including product safety and quality, and the development, manufacturing, marketing, distribution and sale of the Company’s products, as well as other related Company matters, excluding matters regarding financial compliance, which are subject to the oversight of the Audit Committee.
THE BOARD’S ROLE IN RISK OVERSIGHT
The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate Board committee in the case of risks that are overseen by a particular committee, reviews information provided by management for the Board to oversee its risk identification, risk management and risk mitigation strategies. The

Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, and our Audit Committee oversees the financial reporting and control risks. Our Nominations, Governance and Compliance Committee oversees risks associated with the independence of the Board and potential conflicts of interest and oversight of management’s identification of non-financial risks relating to the Company and compliance. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:
•we were, are or are to be a participant;
•the amount involved exceeds $120,000; and
•any of our Directors, executive officers, nominees for Director or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.
To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. Other than our arrangement with Healios as described below, the only other related person transaction that occurred in the fiscal year 2022, was related to the professional and interim CFO services provided by Ankura, which was reviewed and approved by the Audit Committee. See “2022 Summary Compensation Table” below for further details on the transaction.
Since 2016, we have had a collaboration with Healios to develop and commercialize MultiStem for the treatment of certain indications in Japan pursuant to the terms of a license agreement. In 2018, the collaboration was significantly expanded to include, among other things, an exclusive license to our technology for the development and commercialization of additional indications, for which we received additional license fees.
On February 16, 2021, we, Healios and Dr. Kagimoto entered into the Cooperation Agreement. The Cooperation Agreement provided for the parties’ cooperation on certain commercial matters, including a commitment to work in good faith to finalize negotiations on all aspects of their supply, manufacturing, information provision and regulatory support relationship. The Cooperation Agreement also provided for, among related matters, the dismissal with prejudice of the complaint filed by Dr. Kagimoto against us seeking the inspection of our books and records in the Court of Chancery of Delaware on November 21, 2020, or the Section 220 Litigation. Pursuant to the Cooperation Agreement, the Company reimbursed Healios and Dr. Kagimoto for reasonable out-of-pocket fees and expenses, including legal expenses, incurred in connection with the Section 220 Litigation, which were not to exceed $500,000 in the aggregate, and $500,000 was paid in April 2021.
In August 2021, we entered into a Comprehensive Framework Agreement for Commercial Manufacturing and Ongoing Support, or the Framework Agreement, with Healios, which better aligns the collaboration structure for potential commercial success in Japan. The Framework Agreement provides Healios, among other things, access to our manufacturing technology to enable Healios to manufacture MultiStem products using a qualified manufacturer, clarifies our role in providing support services to Healios necessary for regulatory approval, manufacturing readiness and commercial launch in Japan, provides for the deferral of certain milestones and royalties to enable Healios to invest in certain manufacturing activities, and expands Healios’ license in Japan to include two new unspecified additional indications under certain conditions. To increase alignment between the companies and create incentives for accelerated execution and investment, the agreement provides for up to $8.0 million in new milestone payments available to us that are tied to certain Japanese commercial manufacturing activities and the establishment of large-scale manufacturing relevant to Japan, and warrants issued to Healios to purchase up to a total of 400,000 shares of Common Stock, which we refer to as the 2021 Warrants. One of the 2021 Warrants is for the purchase of up to 120,000 shares at an exercise price of $45.00 per share, subject to specified increases, and generally is only exercisable within 60 days of receipt of either conditional or full marketing approval from the Pharmaceuticals and Medical Devices Agency in Japan, or the PMDA, for the intravenous administration of MultiStem to treat patients who are suffering from ARDS. The other 2021 Warrant is for the purchase of up to 280,000 shares at an exercise price of $60.00 per share, subject to specified increases, and generally is only exercisable within 60 days of receipt of either conditional or full marketing approval from the PMDA for the intravenous administration of MultiStem to treat patients who are suffering from ischemic stroke. The 2021 Warrants may be terminated by us under certain conditions and have an exercise cap triggered at Healios’ ownership of 19.9% of our Common Stock.
In 2022, we received payments from Healios of approximately $4.3 million, primarily related to services performed under the Framework Agreement.
We began 2023, working closely with Healios to support their phase 3 clinical trial for ARDS, which was approved by PMDA in 1Q 2023. PMDA also approved the use of 3D bioreactor clinical product in this trial, which is the same clinical product already being used in cohort 3 of our MATRICS-1 phase 2 trauma trial. In addition, we are working closely with Healios to explore the feasibility of Healios joining our phase 3 MASTERS-2 trial in ischemic stroke to build on the TREASURE trial results and eventually seek approval in Japan under a Sakigake designation.

COMMUNICATIONS WITH DIRECTORS
Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Contact Us page under “Our Company” on our website at www.athersys.com.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR
THE FISCAL YEAR ENDING December 31, 2023
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2023. During fiscal year 2022, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views on this matter. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if so desired and will be available to answer appropriate questions.
REQUIRED VOTE
The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023 is not binding on the Company.
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. Additionally, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner, which occurs every five years. The year ended December 31, 2021 was the first year for the current lead engagement partner.
For the fiscal year ended December 31, 2022, 100% of the services described below were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.
Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q and for services related to registration statements were $696,000 for the fiscal year ended December 31, 2022 and $661,000 for the fiscal year ended December 31, 2021.
Audit-Related Fees. There were no fees paid to Ernst & Young LLP for audit-related services in 2022 or 2021.
Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $55,093 and $72,00 for the fiscal years ended December 31, 2022 and 2021, respectively.
All Other Fees. There were no other fees paid to Ernst & Young LLP in 2022 or 2021.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page under “Corporate Governance” on our website at www.athersys.com.
Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2022. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Audit Committee
Board of Directors
Jane Wasman (Chair)
Ismail Kola
Joseph Nolan
Jack L. Wyszomierski

PROPOSAL THREE
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ATHERSYS, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
GENERAL
On August 14, 2023, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan. In this proposal, we refer to the original Athersys, Inc. 2019 Equity and Incentive Compensation Plan as the “2019 Plan,” and we refer to the amended and restated Athersys, Inc. 2019 Equity and Incentive Compensation Plan as the “Amended 2019 Plan.”
The Company’s stockholders previously approved the 2019 Plan, which affords the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the Amended 2019 Plan.
Stockholder approval of the Amended 2019 Plan would primarily make available for awards under the Amended 2019 Plan an additional 2,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), as described below and in the Amended 2019 Plan, with such amount subject to adjustment, including under the share counting rules.
The Board recommends that you vote to approve the Amended 2019 Plan. If the Amended 2019 Plan is approved by stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2019 Plan. If the Amended 2019 Plan is not approved by our stockholders, then it will not become effective, no awards will be granted under the Amended 2019 Plan, and the 2019 Plan will continue in accordance with its terms as previously approved by our stockholders. The Company has also granted certain awards as “inducement” awards outside of its stockholder-approved plans pursuant to The Nasdaq Stock Market Listing Rules (“Inducement Awards”), as further described below.
The actual text of the Amended 2019 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2019 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

WHY WE BELIEVE YOU SHOULD VOTE FOR THIS PROPOSAL
The Amended 2019 Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Stock, for the purpose of providing our non-employee directors and officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the Amended 2019 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.
We believe our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2019 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for all employees, as they help link compensation with long-term stockholder value creation and reward participants based on their contributions to the company’s success.
In 2022, Company stockholders approved 840,000 shares of Common Stock under the 2019 plan to be used for awards following the announced restructuring reducing our number of employees by 70%. As of August 14, 2023, 84,103 shares of Common Stock remained available for issuance under the 2019 Plan. If the Amended 2019 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.
The following includes aggregated information regarding our view of the overhang and dilution associated with the predecessor Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, including as amended or amended and restated (the “2007 Plan”) and the 2019 Plan, and the potential dilution associated with the Amended 2019 Plan. This information is as of August 14, 2023. In addition, as of August 14, 2023, 429,500 shares were subject to outstanding Inducement Awards, including 400,000 shares subject to a non-qualified stock option Inducement Award granted to Mr. Camardo as of February 14,2022, which consisted of 160,000 shares that vest over a 48-month period, and the remaining 240,000 shares are eligible to vest based on the achievement of four company-based goals. 80,000 shares will vest upon marketing approval for MultiStem for ischemic stroke in the U.S., 80,000 shares will vest upon cumulative net revenues of $1 billion for sales of MutliStem in all markets, 40,000 shares will vest upon cumulative $150 million financing from all sources, including non-dilutive financing, and 40,000 shares will vest upon approval by the FDA of the “3D” manufacturing process allowing commercial use. As of

August 14, 2023, there were approximately 22,501,410 shares of Common Stock outstanding.
COMMON STOCK SUBJECT TO OUTSTANDING AWARDS AND AVAILABLE FOR FUTURE AWARDS:
•Total shares of Common Stock subject to outstanding awards (stock options and RSUs, inclusive of outstanding Inducement Awards): 1,459,461 shares (approximately 6.5% of our outstanding Common Stock); and
•Total shares of Common Stock available for future awards under the 2019 Plan: 266,715 shares (approximately 1.2% of our outstanding Common Stock) (no further grants may be made under the 2007 Plan after the effectiveness of the 2019 Plan).
PROPOSED COMMON STOCK AVAILABLE FOR AWARDS UNDER THE AMENDED 2019 PLAN:
•2,000,000 additional shares of Common Stock (approximately 8.9% of our outstanding Common Stock, which percentage reflects the simple dilution of our stockholders that would occur if the Amended 2019 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2019 Plan.
The total shares of Common Stock subject to outstanding awards as described above as of August 14, 2023, (1,459,461 shares), plus the shares of Common Stock available for future awards under the 2019 Plan (266,715 shares), plus the proposed additional shares of Common Stock available for future awards under the Amended 2019 Plan (2,000,000 shares), represent a total overhang of 3,726,176 shares (inclusive of outstanding inducement awards) (16.6%) on a fully-diluted basis regarding the Amended 2019 Plan.
Based on the closing price on The Nasdaq Capital Market for our Common Stock on August 14, 2023 of $0.45 per share, the aggregate market value as of August 14, 2023 of the additional 2,000,000 shares of Common Stock requested under the Amended 2019 Plan was $900,000.
In fiscal years 2020, 2021, and 2022, we granted Inducement Awards plus awards (stock options and RSUs) under the 2007 Plan and the 2019 Plan covering 270,657 shares, 299,755 shares and 1,384,044 shares, respectively. Based on our basic weighted average Common Stock outstanding for those three fiscal years of 7,498,880, 9,475,289 and 11,944,576, respectively, for the three-fiscal-year period 2020-2022, our average burn rate, not taking into account forfeitures, was 6.8% (our individual years’ burn rates were 3.6% for fiscal 2020, 3.2% for fiscal 2021 and 11.6% for fiscal year 2022).
In determining the number of shares to request for approval under the Amended 2019 Plan, our management team worked with the Compensation Committee and its independent consultant to evaluate a number of factors, including our recent share usage, our compensation philosophy as described elsewhere in this document as well as criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2019 Plan.
If the Amended 2019 Plan is approved, we intend to utilize the shares authorized under the Amended 2019 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the new shares requested in connection with the approval of the Amended 2019 Plan will last for about one year, based on our historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if historical practice does not match our future needs or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended 2019 Plan to determine the number and amount of awards to be granted under the 2019 Plan, subject to the terms of the 2019 Plan. Future benefits that may be received by participants under the Amended 2019 Plan are not determinable at this time.
PLAN DESIGN SUPPORTS SOUND GOVERNANCE PRACTICES
The Amended 2019 Plan includes key provisions or facilitates awards designed to protect stockholder interests and promote sound compensation governance and best practices, including but not limited to the following:
•limited share recycling provisions;
•no repricing stock options without stockholder approval;
•no “evergreen” renewal feature;
•grants to non-employee directors are subject to compensation limitations; and
•no current dividends or dividend equivalents are paid on RSUs.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this proposal, stockholders should consider all of the information in this proposal and this proxy statement.
MATERIAL CHANGES FROM THE 2019 PLAN
The Amended 2019 Plan (1) increases the number of shares of Common Stock available for awards under the 2019 Plan by 2,000,000 shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the 2019 Plan, during its duration (as described below) by 2,000,000 shares, (3) revises the default definition of “change in control” under the 2019 Plan, (4) amends the limit on the amount of compensation a non-employee director may be awarded each year under the 2019 Plan, and (5) extends the term of the 2019 Plan until the tenth anniversary of the date of stockholder approval of the Amended 2019 Plan. The Amended 2019 Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the 2019 Plan to implement the Amended 2019 Plan.
We are not seeking to make any other material changes to the terms of the 2019 Plan.

OTHER AMENDED 2019 PLAN HIGHLIGHTS
Reasonable Amended 2019 Plan Limits. Generally, awards under the Amended 2019 Plan are limited to 3,706,715 shares of Common Stock (866,715 of which were originally approved by stockholders at the 2019 annual meeting of stockholders, 840,000 approved by stockholders at the 2022 annual meeting, and 2,000,000 of stockholders of which are newly provided for under the Amended 2019 Plan), plus the shares that are subject to awards granted under the 2007 Plan or the 2019 Plan that are added (or added back, as applicable) pursuant to the share counting rules in the Amended 2019 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two.
The Amended 2019 Plan also provides that, subject as applicable to adjustment and the applicable Common Stock counting provisions as described in the Amended 2019 Plan:
•the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 3,440,000 shares of Common Stock; and
•no non-employee director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.
Limited Share Recycling Provisions. Subject to certain exceptions described in the Amended 2019 Plan, if any award granted under the 2019 Plan or the Amended 2019 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Amended 2019 Plan. Additionally, if after the effective date of the Amended 2019 Plan, any Common Stock subject to an award granted under the 2007 Plan is forfeited, or an award granted under the 2007 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2019 Plan. The following Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2019 Plan: (1) Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option, and (2) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options. Further, shares of Common Stock subject to share-settled SARs that are not actually issued upon the exercise thereof, will not be added (or added back, as applicable) to the aggregate number of shares available under the Amended 2019 Plan. In addition, Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the Amended 2019 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate number of shares available under the Amended 2019 Plan.
No Repricing Without Stockholder Approval. Outside of certain corporate transactions or adjustment events described in the Amended 2019 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, as applicable, without stockholder approval under the Amended 2019 Plan.
Change in Control Definition. The Amended 2019 Plan includes a stricter definition of “change in control,” which is described below.
Exercise or Base Price Limitation. The Amended 2019 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended 2019 Plan, no stock options or SARs will be granted with an exercise or base price that is less than the fair market value of a share of Common Stock on the date of grant.
No Minimum Vesting Periods. The Amended 2019 Plan does not provide for any minimum vesting periods.
SUMMARY OF OTHER MATERIAL TERMS OF THE AMENDED 2019 PLAN
Administration: The Amended 2019 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended 2019 Plan. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the Amended 2019 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended 2019 Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended 2019 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Amended 2019 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Amended 2019 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors, certain officers or certain owners who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee resolution providing for such authorization shall set forth the total number of shares of Common Stock that such officer(s) may grant, and such officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. The Committee is authorized to take appropriate action under the Amended 2019 Plan subject to the express limitations contained in the Amended 2019 Plan.
Eligibility: Any person who is selected by the Committee to receive benefits under the Amended 2019 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2019 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the Amended 2019 Plan. As of August 14, 2023, there were approximately 20 employees, four non-employee Directors of the Company and no consultants eligible to participate in the Amended 2019 Plan. The basis for participation in the Amended 2019 Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Shares Available for Awards under the Amended 2019 Plan: Subject to adjustment as described in the Amended 2019 Plan and the Amended 2019 Plan share counting rules, the number of shares of Common Stock available under the Amended 2019 Plan for awards of:
•stock options or SARs;
•restricted stock;
•Restricted Stock Units;
•performance shares or performance units;
•other stock-based awards under the Amended 2019 Plan; or
•dividend equivalents paid with respect to awards under the Amended 2019 Plan;
will not exceed, in the aggregate, 3,706,715 shares of Common Stock plus any shares of Common Stock that become available under the Amended 2019 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of 2019 Plan or Amended 2019 Plan awards (or, as described, 2007 Plan awards).
Share Counting: Generally, the aggregate number of shares of Common Stock available under the Amended 2019 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Amended 2019 Plan. Additionally, if after the effective date of the Amended 2019 Plan, any Common Stock subject to an award granted under the 2007 Plan is forfeited, or an award granted under the 2007 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended 2019 Plan.
Types of Awards Under the 2019 Plan: Pursuant to the Amended 2019 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”) (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Stock.
Generally, each grant of an award under the Amended 2019 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and conditions as the Committee may determine, consistent with the Amended 2019 Plan. A brief description of the types of awards which may be granted under the Amended 2019 Plan is set forth below.

Stock Options: A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Amended 2019 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended 2019 Plan may not provide for dividends or dividend equivalents.
SARs: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of a share of our Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or earlier vesting, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the Amended 2019 Plan may not provide for dividends or dividend equivalents.
Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights (subject in particular to certain dividend provisions in the Amended 2019 Plan), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the Amended 2019 Plan and will contain such terms and provisions, consistent with the Amended 2019 Plan, as the Committee may approve.
RSUs: RSUs awarded under the Amended 2019 Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of a share of our Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. A RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards: Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended 2019 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Non-Employee Directors: If a non-employee director subsequently becomes an employee of the Company or a specified subsidiary while remaining a member of the Board, any award held under the Amended 2019 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Stock, restricted stock, RSUs or other awards under the Amended 2019 Plan in lieu of cash.
Other Awards: Subject to applicable law and applicable share limits under the Amended 2019 Plan, the Committee may authorize the grant to any participant of shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common

Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The Committee will determine the terms and conditions of any such awards. Common Stock delivered under such an award in the nature of a purchase right granted under the Amended 2019 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards as an element of or supplement to any other awards granted under the Amended 2019 Plan. The Committee may also authorize the grant of Common Stock as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended 2019 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Stock, based upon the earning and vesting of such awards.
Change in Control: The Amended 2019 Plan includes a stricter definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the Amended 2019 Plan): (1) any individual, entity or group is or becomes the beneficial owner of more than 50% of the combined voting power of the then-outstanding voting stock of the Company (subject to certain exceptions); (2) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation or other transaction, as described in the Amended 2019 Plan (subject to certain exceptions); or (3) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (subject to certain exceptions).
Management Objectives: The Amended 2019 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2019 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards: Except as otherwise provided by the Committee, and subject to the terms of the Amended 2019 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2019 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2019 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the Common Stock that is subject to awards under the Amended 2019 Plan will be subject to further restrictions on transfer.
Adjustments: The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Amended 2019 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the Amended 2019 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2019 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Amended 2019 Plan and the limits of the Amended 2019 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The Amended 2019 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.
Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended 2019 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2019 Plan (including sub-plans) (to be considered part of the Amended 2019 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2019 Plan as then in effect unless the Amended 2019 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.
Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2019 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Stock having a value equal to the amount required to be withheld or by delivering to us other Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the Amended 2019 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment: The Amended 2019 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the Amended 2019 Plan: The 2019 Plan became effective on June 12, 2019. The Amended 2019 Plan will become effective on the date it is approved by the Company’s stockholders.
Amendment and Termination of the Amended 2019 Plan: The Board generally may amend the Amended 2019 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2019 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2019 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2019 Plan, (3) would materially modify the requirements for participation in the Amended 2019 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of The NASDAQ Stock Market, or, if the Common Stock is not traded on The NASDAQ Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the Amended 2019 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2019 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2019 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2019 Plan or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the Amended 2019 Plan at any time. Termination of the Amended 2019 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2019 Plan on or after the tenth anniversary of the date stockholders approve the Amended 2019 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2019 Plan.
Allowances for Conversion Awards and Assumed Plans. Common Stock issued or transferred under awards granted under the Amended 2019 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2019 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2019 Plan, under circumstances further described in the Amended 2019 Plan, but will not count against the aggregate share limit or other Amended 2019 Plan limits described above.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended 2019 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2019 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
TAX CONSEQUENCES TO PARTICIPANTS
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received.
Nonqualified Stock Options. In general:
•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise an Incentive Stock Option. If Common Stock is issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the exercise.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company and its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2019 Plan because the grant and actual settlement of awards under the Amended 2019 Plan are subject to the discretion of the plan administrator.
Awards Granted to Certain Persons
The table below shows the number of awards granted under the 2019 Plan to the named executive officers and the other individuals and groups indicated below since its inception through August 14, 2023.

ATHERSYS, INC. 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

Name and Position	Number of Shares of Common Stock Subject to RSUs Granted	Number of Shares of Common Stock Subject to Stock Options Granted
Named Executive Officers:
Daniel Camardo, Chief Executive Officer	263,492	—
Maia Hansen, Chief Operating Officer	101,446	13,920
Kasey Rosado, Interim Chief Financial Officer	—	—
Gil Van Bokkelen, Former Chief Executive Officer	19,773	44,489
William (BJ) Lehmann, Former President and Chief Operating Officer	15,886	55,743
John Harrington, Former Chief Scientific Officer and Executive Vice President	15,886	65,744
Ivor Macleod, Former Chief Financial Officer	5,333	21,999
Laura Campbell, Former Senior Vice President of Finance	7,000	19,749
All current executive officers, as a group*	364,938	13,920
All current non-employee directors as a group	92,233	103,512
Each nominee for election as a director**	355,725	103,512
Each associate of any of the foregoing	N/A	N/A
Each other person who received at least 5% of all awards	N/A	N/A
All employees, including all current officers who are not executive officers, as a group	759,070	306,837
*    Awards granted to Dr. Van Bokkelen and Ms. Campbell are not included in the awards to all current executive officers as a group as their employment with the Company terminated in February 2021 and July 2021, respectively. Mr. Lehmann’s employment terminated without cause on May 31, 2022, and the employment of Dr. Harrington and Mr. Macleod terminated without cause on June 30, 2022.
**    Awards to each nominee for election as a director (21,951 restricted stock units and 27,428 options for Mr. Nolan, 35,141 restricted stock units and 38,042 options for Ms. Wasman, 35,141 restricted stock units and 38,042 options for Mr. Wyszomierski and 263,492 restricted stock units for Mr. Camardo).
REGISTRATION WITH THE SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of Common Stock under the Amended 2019 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2019 Plan by our stockholders.
The Board unanimously recommends that stockholders vote FOR Proposal Three to approve the amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2022, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding awards	Weighted- average exercise price of outstanding awards	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c) (1)
Equity compensation plans approved by security holders	1,503,349	$41.80	305,144
Equity compensation plans not approved by security holders (3)	458,075	$23.17	—
Total	1,961,424		305,144
(1)    Included in column (a) and (c) are both stock option and RSU awards under our equity compensation plans.
(2)    Reflects the weighted-average exercise price of outstanding stock options only, as opposed to RSUs that do not have an exercise price. The weighted average exercise price of all outstanding stock option awards under our plans is $34.71 and the weighted average remaining term is 6.75 years.
(3)    28,575 of the shares of Common Stock included in this plan category are issuable pursuant to outstanding awards under the Athersys, Inc. Equity Incentive Compensation Plan. This plan expired on June 8, 2017; therefore, no new awards can be issued under this plan. The remaining 429,500 shares reflect non-qualified stock option Inducement Awards. The term of each option award is generally 10 years. See Note H to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022 for more information.

PROPOSAL FOUR
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
In this Proposal Four, as required pursuant to Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (nonbinding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Executive Compensation” section and in the related tabular and narrative disclosure below, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders; the Compensation Committee will review the result of the vote and expects to take it into consideration when making future decisions regarding executive compensation. This advisory (nonbinding) vote is currently conducted every year. We expect to hold our next advisory vote at our 2024 annual meeting of stockholders.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the “Executive Compensation” section and the related executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as disclosed in the “Executive Compensation" section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in the proxy statement for the Annual Meeting.”
REQUIRED VOTE
The approval of this Proposal Four requires the affirmative vote of a majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.
The Board unanimously recommends that you vote FOR Proposal Four, the approval, on an advisory basis, of named executive officer compensation.

EXECUTIVE COMPENSATION
Executive Summary
This section discusses the principles underlying our executive compensation policies and important factors relevant to an analysis of these policies. It provides qualitative information regarding the manner and context in which compensation was awarded to and earned by our named executive officers for 2022, who were: Mr. Daniel Camardo, appointed as our Chief Executive Officer and a Director on February 14, 2022; Ms. Maia Hansen, appointed as our Chief Operating Officer on June 17, 2022; Ms. Kasey Rosado, appointed as our Interim Chief Financial Officer on August 4, 2022; Mr. William (BJ) Lehmann, Jr., our former President and Chief Operating Officer (who also served as our Interim Chief Executive Officer until February 14, 2022); Dr. John Harrington, our former Executive Vice President and Chief Scientific Officer;and Mr. Ivor Macleod, our former Chief Financial Officer. This section also places in perspective the data presented in the compensation tables and narratives that follow.
On May 25, 2022, the Board approved a corporate restructuring plan furthering its ongoing efforts to align Company resources with its current strategy and operations. In connection with this restructuring:
•On May 31, 2022, the Company notified Mr. Lehmann of the cessation of his employment, effective immediately. Under the terms of Mr. Lehmann’s Employment Agreement, dated as of December 3, 2021, his separation constituted a termination by the Company other than for “cause.”
•Also, on May 31, 2022, the Company notified Dr. Harrington of the cessation of his employment, effective June 30, 2022. Under the terms of Dr. Harrington’s Employment Agreement, dated as of December 3, 2021, his separation constituted a termination by the Company other than for “cause.”
•On June 1, 2022, the Company notified Mr. Macleod of the cessation of his employment, effective June 30, 2022. Under the terms of Mr. Macleod’s Employment Agreement, dated as of December 3, 2021, his separation constituted a termination by the Company other than for “cause.”
As further discussed in this section, our compensation programs help us attract, retain and motivate individuals who are expected to maximize our business results by working to meet or exceed established company and individual objectives. In addition, we may reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships, operational capabilities and other financial transactions that add to our capital resources or create value for our stockholders.
The following are key highlights of our 2022 compensation and benefit determinations:
•modestly increased the base salaries of certain of our named executive officers;
•did not pay out any short term incentive (cash) compensation for the year; and

•granted stock options and restricted stock unit, or RSU, awards to certain of our named executive officers under our annual equity compensation program.
The following discussion and analysis of our named executive officer compensation and benefit programs for 2022 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2023 and beyond may differ materially from our recent past.
Compensation Objectives and Philosophy
Our executive compensation programs are designed to:
•help recruit, retain and motivate our experienced executive team to drive performance to achieve our core business goals;
•provide incentives to promote and reward performance throughout the organization, which we refer to as Pay for Performance;
•facilitate stock ownership and retention by our executives; and
•promote alignment between executives and the long-term interests of stockholders.
The Compensation Committee seeks to achieve these objectives by:
•establishing a compensation program that is market competitive and internally fair; and
•linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation the value of which is substantially tied to the achievement of our corporate goals.
Over the last four annual meetings of stockholders, the stockholder advisory votes on say-on-pay have ranged from 57.7% to 86.5%, with an approval percentage of 57.7% in 2021 and an increase to 61.8% in 2022. The Company’s stock is held overwhelmingly by small stockholders holding in street name, which makes identification of individual stockholders difficult. Due to our large retail base, it is difficult to conduct outreach to all shareholders, however, on a regular basis we hold one-on-one meetings with retail and institutional investors to discuss company matters, answer questions and gather feedback. We gained valuable feedback from these meetings with our investors, such as perspectives on partnership models and clinical trial execution, and in response, we have taken action to address this feedback.
In an attempt to gather more specific feedback, in June of 2023, we distributed a Shareholder Feedback Survey to our top 50 institutional investors. These investors’ holdings represent approximately 20% of our total shares. Many firms had no feedback, and those that did we have taken into account for 2024. Following the survey, no firms requested additional meetings to discuss survey questions, ESG, or say-on-pay. It is our belief that some of the original concerns expressed by stockholders have been addressed by the recent actions we’ve taken and that these topics are no longer the highest priority for our shareholders.
Since our last Annual Shareholder’s Meeting, we have engaged with shareholders frequently and in a variety of ways. Throughout 2023, we increased communication with all shareholders, switching from hosting quarterly earnings conference calls to more frequent business update calls. On these calls, we provide updates to all shareholders on company business matters, finances, goals, and progress made on important milestones. At the end of each business update call, the executive team answers questions that have been submitted by shareholders in advance. Additionally, an email address is provided for individuals to ask follow up questions directly to a member of the Company's management team.
During these one-on-one meetings and quarterly business update calls, a variety of questions and concerns were brought up related to company performance, but we did not receive any feedback over the last year regarding executive compensation. Furthermore, all shareholders are able to email our Senior Manager of Corporate Communications and Investor Relations using either her company email or via the Investor Relations general inbox (IR@athersys.com). All inquiries or questions are replied to within three business days, and emails are forwarded to management when appropriate and necessary.
Partially in response to our low approval vote in 2021, the Board of Directors and Compensation Committee installed several new processes and procedures regarding personnel evaluation and compensation. In April 2021, our Board adopted a clawback policy that permits us to recoup incentive compensation paid to our current or former officers in certain circumstances. In June 2021, our Board adopted stock ownership guidelines that align the interests of certain of our executive officers and our non-employee Directors with our stockholders by requiring that such executive officers and non-employee Directors acquire, over time, a meaningful personal investment in the Common Stock for which they are making managerial and oversight decisions.
Additionally, effective December 31, 2021, we entered into updated employment agreements with our executive officers that include a “double trigger” vesting requirement (which requires a qualifying termination of employment following a change in control) in order for any severance payments to become payable under such agreements. For information regarding these actions, please see “Executive Compensation — Compensation Discussion and Analysis” below.
In addition, over the last year, we have launched a transformation of the company, including adding new board members, making changes to the leadership of the company, and continuing to evolve our approach to performance evaluations and compensation. Our Board, in conjunction with our Compensation Committee, has evaluated several improvements to our executive compensation program. We are making a renewed commitment to “pay for performance” as illustrated by the decision to not pay any short term incentive compensation for the calendar year 2022. We will be applying rigorous judgment in determining whether to pay short term incentive compensation based on future years’ performance as compared to annual corporate goals. Further, we will consider granting executive officers’ equity in part as “performance-contingent” awards, deepening the alignment between eventual rewards and shareholder value creation. Looking ahead to the short-term cash incentive program for 2023, our executives’ paid annual incentives will be tied to the achievement of corporate goals.
We will continue to evolve our compensation philosophy, in order to attract and retain the best talent for our mission while setting clear goals and connecting performance to rewards. The Company seeks to attract and retain employees through salary levels that are competitive with the local market and similarly situated companies but generally, we aim to follow the market rather than lead the market, particularly with respect to cash compensation. We aim to offer attractive equity and cash-based incentive components to align longer term compensation with Company performance objectives. The Company believes this approach allows it to attract and retain candidates that support the Company culture of being motivated by aggressive goals and optimism about the future while permitting the Company to reduce its use of cash for executive compensation.
Components of Compensation
Our executive compensation program includes the following primary elements:
•base salary;
•short term cash incentive compensation;
•long-term equity incentive plan awards; and
•retirement, health and other insurance benefits.
Our Compensation Committee has not adopted formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We generally consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.
Role of the Chief Executive Officer
In early 2022, the Compensation Committee reviewed and approved the 2022 compensation for our then named executive officers, after reviewing recommendations from Mr. Lehmann, as Interim Chief Executive Officer, to the Compensation Committee regarding the achievement of individual goals for Mr. Macleod and Dr. Harrington. The achievement of corporate goals impacted potential cash incentive compensation payments and base salary increases. The Compensation Committee exercised independent discretion when making executive compensation decisions throughout the review of the proposed compensation recommendations. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2022 compensation of our named executive officers below under “Elements of Executive Compensation.”
Role of the Independent Compensation Consultant
The Compensation Committee directly engages and retains the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2022, at

the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the compensation arrangements for the named executive officers and the Board, as well as in the preparation and analysis of comparative compensation data.
The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2022, the Compensation Committee considered and assessed Arnosti’s independence, plus all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.
Elements of Executive Compensation
In General. The executive team’s performance for overall compensation evaluation purposes is measured effectively on a “look back” basis considering predefined corporate goals and objectives, which include metrics of key programmatic achievements (for example, clinical, regulatory, manufacturing, process development and core capability advancement), business development objectives, and operational and financial performance (for example, capital acquisition and management), among others. Each executive’s performance is evaluated based on the Company’s performance as a whole and through the evaluation of individual performance against goals and objectives relevant to his or her area of responsibility.
The Company believes it is vital to link executive compensation to corporate performance and to create incentives for management to enhance Company value. In accordance with its compensation philosophy, the Company seeks to attract and retain employees through salary levels that are competitive with the local market and similarly situated companies but generally to follow the market rather than lead the market, particularly with respect to cash compensation, and offer attractive equity and cash-based incentive components to align compensation with Company performance objectives. The Company desires, over time, to move total direct compensation toward the median of comparable companies, while remaining more aggressive in the use of equity-based compensation. The Company believes this approach allows it to attract and retain candidates that support the Company culture of being motivated by aggressive goals and optimism about the future, while permitting the Company to reduce its use of cash for executive compensation. In 2022, the Compensation Committee increased the percentage of long-term equity compensation as described below, and also determined that time-based equity compensation has significant retentive value for the Named Executive Officers.
In this period of high demand for management employees, the Compensation Committee and Board believe it is important to remain competitive in the Company’s industry and location by offering the right mix of cash and equity compensation and benefit programs.
The Compensation Committee’s focus for 2022 was to establish a program to provide compensation to the named executive officers aligned with the Company’s key annual and longer term objectives with an emphasis on the continued market development of MultiStem.

In general, we use comparative pay data as a market check on our proposed compensation decisions, but do not mandate target ranges for our named executive officers’ salaries (or any other compensation elements) as compared to peers. We recognize that over-reliance on external comparisons without adjustment for relevant internal factors and differences can be of concern. As a result, we use external comparisons as a point of reference in our compensation-setting process, and we are mindful of the value and limitations of comparative data.
Our peer group for 2022 consisted of twenty companies with a similar stage of development. These companies are Abeona Therapeutics, Inc., Akebia Therapeutics, Inc., AnaptysBio Inc., Ardelyx, Inc., AVEO Pharmaceuticals, Inc., Calithera Biosciences, Inc., Chimerix Inc., Concert Pharmaceuticals, Inc., Corbus Pharmaceuticals Holdings, Inc., Eiger Biopharmaceuticals, Inc., Epizyme, Inc., Geron Corp., Infinity Pharmaceuticals, Inc., Rhythm Pharmaceuticals, Inc., Sesen Bio, Inc., Syndax Pharmaceuticals, Inc., Tyme Technologies, Inc., Verastem Inc., Veru Inc., and Ziopharm Oncology, Inc.
There were no changes to our peer group when compared to our peer group from 2021. We believe that the peer group reflected companies in our industry at a similar stage of development.
2022 Base Salary. We pay base salaries to provide executive officers with a competitive level of compensation for performing the core responsibilities of their roles. We establish base salaries for our executives based on the scope of their responsibilities, taking generally into consideration competitive market compensation paid by other companies for similar positions and peer group pay information, as described above. Base salaries are reviewed annually, with adjustments based specifically on the individual’s responsibilities and performance.
The Compensation Committee approved increases in the base salary of each of the named executive officers for 2022 as compared to 2021 based on Company and individual performance for the year ended December 31, 2021. The increases, effective as of January 1, 2022, were as follows: Mr. Lehmann – 2.0% from $453,486; Dr. Harrington – 5.0% from $453,287; Mr. Macleod – 3.5% from $422,300. During January and February 2022, Mr. Lehmann received a supplemental base salary of $10,000 for per month while serving as our Interim Chief Executive Officer. Mr. Camardo’s salary was set at $600,000 as negotiated at the time of his hire. Ms. Hansen’s salary was set prior to her promotion to Chief Operating Officer in June 2022, and was $403,966. Ms. Rosado’s services were obtained from Ankura Consulting Group, LLC, (Ankura) which the Company pays directly.
2022 Cash Incentive Compensation. When appropriate, we reward our named executive officers with performance-related cash compensation. We utilize annual incentive compensation to reward officers and other employees for achieving, on a discretionary “look back” basis, corporate objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, manufacturing and process development activities, establishment and maintenance of key strategic relationships, and financial factors, including raising capital and cash management. As described above, target bonuses are generally compared to our peer companies for overall reasonableness.
The Compensation Committee approved a cash incentive compensation program for the calendar year ending December 31, 2022 for our named executive officers. Under the

2022 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s base salary rate during the award term, weighted on the achievement was 100% dependent specific corporate goals, as set forth in the following table. The decision of weighting on corporate versus individual/functional performance is based on the individual’s relative impact on overall corporate goals and the emphasis and incentives toward departmental performance. For 2022, the target incentive compensation levels and weighting of the goals for Mr. Camardo, Mr. Lehmann, Dr. Harrington and Mr. Macleod were as follows:

		Weighting
	Target Amount (as a percentage of 2022 base salary rate)	Corporate Goals	Individual/Functional Performance
Mr. Camardo	60%	100%	—%
Mr. Lehmann	45%	100%	—%
Dr. Harrington	45%	100%	—%
Mr. Macleod	40%	100%	—%
The evaluation of goal achievement is at the discretion of the Compensation Committee or the Board based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The material 2022 corporate goals consisted of advancing the Company’s clinical programs for MultiStem and manufacturing process development initiatives, executing against the established operating plan and capital acquisition objectives.
In June 2022, as part of our restructuring plan, the Board determined that there would be no payment under the 2022 incentive compensation program, and no payouts were earned as a result. Neither Ms. Hansen nor Ms. Rosado participated in the program.
2019 Long-Term Incentive Program. Our equity compensation plan authorizes us to grant, among other types of awards, options, restricted stock and RSUs to our employees, Directors and consultants. We believe that we encourage superior long-term performance by our executive officers and employees through encouraging them to own, and supporting the acquisition of, our Common Stock. Our equity compensation plan provides our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of Common Stock and stock-based awards offers the best approach to achieving our objective of aligning management and stockholder interests, which we believe motivates our named executive officers to create and enhance stockholder value.
In 2022, we awarded RSUs and stock options to our employees, including certain of the named executive officers. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:
•equity-based awards align the interests of our executives with those of our stockholders, support a Pay for Performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;
•equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and
•the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.
In 2022, we granted, in the aggregate, stock options to purchase 402,000 shares of our Common Stock and 357,418 RSUs to certain of our named executive officers. Equity awards are tied to factors such as performance, peer and market analysis and the total equity ownership level of each named executive officer and further align with our compensation philosophy by enhancing the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation, with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data as described above. The form and amounts of our annual equity-based awards are compared to our peer companies for reasonableness. Equity-based awards are granted from time to time by the Compensation Committee or the Board, with input from Arnosti, as appropriate. Typically, our annual awards have vested quarterly over a four-year period.
The stock option and RSU awards set forth in the table below for Mr. Camardo and Ms. Hansen were granted in June 2022, which vests quarterly over a two-year period and October 2022, which vest quarterly over a one-year period, as part of our program for annual equity-based awards (the stock options have an exercise price as described in the table below).

Name	Grant Date	Exercise Price	Annual Award – Stock Options	Annual Award – Restricted Stock Units
Mr Camardo	10/4/2022	—	—	263,492
Ms. Hansen	6/17/2022	$7.00	2,000	1,333
	10/4/2022	—	—	92,593
We did not grant equity awards to Mr. Lehmann, Dr. Harrington, and Mr. Macleod. Ms. Rosado is not eligible to receive equity awards, as we pay a cash amount directly to Ankura Consulting Group, LLC for her services.
2021 Cash Retention Awards. As part of the retention agreements we entered into on February 26, 2021 with each of Mr. Lehmann, Ms. Hansen, Dr. Harrington, and Mr. Macleod, each executive officers received a cash retention award opportunity in the following amounts: Mr. Lehmann, $286,743; Ms. Hansen, $190,550; Dr. Harrington, $503,287; and Mr. Macleod, $211,150. Vesting of the cash retention award required continued service by the named executive officer through May 1, 2022, except in the case of Dr. Harrington whose award instead vested as follows: $50,000 after 30 days; $45,329 on September 1, 2021; $45,329 on January 1, 2022; $135,986 on May 1, 2022; and $226,643 on July 1, 2023. Vesting of the retention awards accelerated upon a termination without cause of the applicable named executive officer’s employment, subject to the named executive officer’s execution and non-revocation of a release of claims in the Company’s favor. The remaining unvested portion of Dr. Harrington’s cash retention award became fully vested upon his termination of employment without cause in connection with the Executive Transition.
2022 Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan, which includes a Company contribution. The named executive officers and other employees have the ability to participate in these benefits at generally the same levels as all employees. We make employer contributions to our 401(k) retirement plan based on a defined formula. We provide such retirement and health insurance benefits to our employees to attract and retain qualified personnel.
During 2022, Mr. Lehmann and Dr. Harrington received Company-paid premiums for a $2.0M life insurance policy, which resulted in $1,374 and $570 in premiums being paid on their behalf. Additionally, the company paid premiums of $927 and $745, for Mr. Macleod and Ms. Hansen for a $1.0M life insurance policy. These additional life insurance policies were provided to these officers due to their extensive travel requirements and/or contributions to the Company. In 2022, the board decided to no longer extend Company-paid life insurance policies to executives, and policies in place were allowed to expire.
Employment Agreements and Retention Arrangements
We believe that entering into employment agreements with each of our named executive officers is necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers.
Mr. Daniel Camardo. Effective February 14, 2022, we entered into an employment agreement with Mr. Camardo to serve as Chief Executive Officer. Under the terms of the agreement, during his employment, Mr. Camardo was entitled to a base salary of $600,000 and was eligible to receive a discretionary annual incentive compensation payment at 60% of his base salary. Mr. Camardo was eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board or the Compensation Committee. Mr. Camardo is subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for twelve months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.
William (BJ) Lehmann, Jr. Effective December 31, 2021, we entered into a new agreement with Mr. Lehmann to serve as our President and Chief Operating Officer. Under the terms of the agreement, during his employment, Mr. Lehmann was entitled to a base salary of $453,486 and was eligible to receive a discretionary annual incentive compensation payment at 45% of his base salary. Mr. Lehmann was eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board or the Compensation Committee. Mr. Lehmann was subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for twelve months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.
On February 26, 2021, Mr. Lehmann entered into a retention agreement to serve as Interim Chief Executive Officer of the Company, which provided a supplemental base salary of $10,000 per month while serving as Interim Chief Executive Officer and a target discretionary annual incentive increase to 60% of the actual base salary he earned during 2021. Under the terms of the retention agreement, Mr. Lehmann was awarded a cash retention bonus opportunity in the amount of $286,743 and a retention stock option grant on March 1, 2021, with respect to 500,000 shares of Common Stock. The retention bonus and one-third of the retention stock options vested on May 1, 2022 and the remaining stock options were generally scheduled to vest on May 1, 2023, subject to his continued employment with the Company (subject to earlier vesting on a termination of employment without “cause”). The unvested portion of Mr. Lehmann’s retention stock options became fully vested in 2022 upon his termination of employment in connection with the Executive Transition.
Ms. Maia Hansen. Effective June 17, 2022, Ms. Hansen was promoted and appointed as Chief Operating Officer of the Company. Before this appointment, effective December 31, 2021, we entered into a new agreement with Ms. Hansen to serve as Senior Vice President, Operations and Supply Chain. Under the terms of the agreement, during her employment, Ms. Hansen was entitled to a base salary of $381,000 and was eligible to receive a discretionary annual incentive compensation payment at 35% of her base salary with no minimum payment guaranteed. Ms. Hansen was eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board or the Compensation Committee. Ms. Hansen is subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for twelve months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.
On February 26, 2021, Ms. Hansen entered into a retention agreement. Under the terms of the retention agreement, Ms. Hansen was awarded a cash retention bonus opportunity in the amount of $190,550 and on March 1, 2021, she was awarded a retention stock option grant with respect to 100,000 shares of Common Stock. The retention bonus and one-third of the stock options vested on May 1, 2022 and the remaining stock options were generally scheduled to vest on May 1, 2023, subject to his continued employment with the Company (subject to earlier vesting in the case of a termination of employment without “cause”).
Dr. John J. Harrington. Effective December 31, 2021, we entered into a new agreement with Dr. Harrington to serve as our Executive Vice President and Chief Scientific Officer. Under the terms of the agreement, during his employment, Dr. Harrington was entitled to a base salary of $453,287 and was eligible to receive a discretionary annual incentive compensation payment at 45% of his base salary with no minimum payment guaranteed. Dr. Harrington was eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board or the Compensation Committee. Dr. Harrington was subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for twelve months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.
On February 26, 2021, Dr. Harrington entered into a retention agreement. Under the terms of the retention agreement, Dr. Harrington was awarded a cash retention bonus opportunity in the amount of $503,287 and on March 1, 2021, he was awarded a retention stock option grant with respect to 750,000 shares of Common Stock. The retention bonus generally vests in five installments with $50,000 vesting on March 28, 2021, $45,329 vesting on each of September 1, 2021 and January 1, 2022, $135,986 vesting on May 1, 2022, and $226,643 vesting on July 1, 2023, subject to his continued employment (and subject to earlier vesting on a termination of employment without “cause”). One third of the retention stock options vested on May 1, 2022 and the remaining stock options were generally scheduled to vest on May 1, 2023, subject to his continued employment with the Company (subject to earlier vesting on a termination of employment without “cause”). The unvested portions of Dr. Harrington’s retention stock options and cash retention bonus became fully vested in 2022 upon his termination of employment in connection with the Executive Transition.
Ivor Macleod. Effective December 31, 2021, we entered into a new agreement with Mr. Macleod to serve as our Chief Financial Officer. Under the terms of the agreement, during his employment, Mr. Macleod was entitled to a base salary of $422,300 and was eligible to receive a discretionary annual incentive compensation payment at 40% of his base salary with no minimum payment guaranteed. Mr. Macleod was eligible to participate in the Company’s annual stock-based award program as determined annually at the discretion of the Board or the Compensation Committee. Mr. Macleod was subject to customary restrictive covenants, including non-competition and non-solicitation obligations that remain in effect both during the employment term and for twelve months following termination of employment, as well as other customary restrictive covenants that remain in effect indefinitely, such as confidentiality provisions.
On February 26, 2021, Mr. Macleod entered into a retention agreement. Under the terms of the retention agreement, Mr. Macleod was awarded a cash retention bonus opportunity in the amount of $211,150 and on March 1, 2021, he was awarded a retention stock option grant with respect to 250,000 shares of Common Stock. The retention bonus and one-third of the stock options vested on May 1, 2022 and the remaining stock options were generally scheduled to vest on May 1, 2023, subject to his continued employment with the Company (subject to earlier vesting in the case of a termination of employment without “cause”). The unvested portion of Mr. Macleod’s retention stock options became fully vested in 2022 upon his termination of employment in connection with the Executive Transition.
Severance Benefits
Under their employment agreements in effect on December 31, 2021, or on February 14, 2022 for Mr. Camardo, the named executive officers (other than Ms. Rosado) were entitled to certain potential payments or benefits upon termination of the officer’s employment by the Company without “cause” or by the respective officer for “good reason” (subject to execution of a general release of claims against the Company and compliance with the restrictive covenant obligations set forth in each named executive officer’s employment agreement as described above). In general, the severance benefits consist of: (1) for a qualifying termination not within twelve months after a “change in control” of the Company (as defined in the employment agreements), certain accrued obligations, plus twelve months of salary continuation (eighteen months for Dr. Harrington) and (subject to applicable enrollment) twelve months of COBRA premiums (eighteen months for Dr. Harrington); and (2) for a qualifying termination within twelve months after such change in control, certain accrued obligations, twelve months of salary continuation (eighteen months for Dr. Harrington), one times the officer’s target annual cash incentive opportunity for the year of termination (one and a half times for Dr. Harrington), a pro-rata payment under the annual cash incentive program for the year of termination based on actual achievement, and (subject to applicable enrollment) twelve months of COBRA premiums (eighteen months for Dr. Harrington).
The term “change in control” is defined in the then-continuing named executive officers’ employment agreements. With respect to the termination provisions applicable to the then-continuing named executive officers’ equity awards, the term “change in control” is defined in the 2019 Plan or the applicable award agreement. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options and unvested RSUs become immediately vested and exercisable. Unvested RSUs also vest in the event of a termination without cause. As of December 31, 2022, each of the remaining named executive officers, with the exception of Ms. Rosado, held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2022 Fiscal Year-End table above.
The termination of the employment of Mr. Lehmann, Dr. Harrington, and Mr. Macleod as part of the Executive Transition in each case constitute a termination without “cause” (not within twelve months after a “change in control”) and each of them received the severance benefits described above under the applicable employment agreement.

401(k) Plan
We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $20,500 in 2022 plus $6,500 for participants age 50 or older, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board. We made matching contributions to the 401(k) plan during fiscal year 2022 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $528,800 in 2022. The 401(k) plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.
Stock Ownership Guidelines
Effective June 15, 2021, our Board adopted stock ownership guidelines that align the interests of the named executive officers and our non-employee Directors, together referred to as the “Covered Persons,” with the Company’s stockholders by helping to ensure that the named executive officers and non-employee Directors acquire, over time, a meaningful personal investment in the Common Stock for which they are making managerial and oversight decisions. Under the guidelines, each Covered Person is expected to hold a minimum targeted level of Common Stock ownership. Each non-employee Director and named executive officer is expected to achieve the number of shares of Common Stock valued at a multiple of such person’s annual cash retainer or annual base salary, as the case may be, in the amounts listed below:

Position	Multiple of Annual Cash Retainer or Annual Base Salary
Non-Employee Director	3x
Chief Executive Officer	6x
Other Named Executive Officers	3x
The stock ownership guidelines provide that each Covered Person has five years from adoption of the guidelines (or for new appointees, from becoming a member of the Board or election as an executive officer) to comply with the guidelines. The Compensation Committee will assess compliance with the stock ownership guidelines at the end of each calendar year based on the average closing price for the Common Stock as reported by NASDAQ for the immediately preceding 60 days. The Board or the Compensation Committee interpret the terms of the guidelines and may waive the application of the guidelines in the event of a Covered Person’s financial hardship or other special circumstances.

Clawback Policy
Effective in April 2021, our Board adopted a clawback policy that permits us to recoup incentive compensation paid to our current or former “officers” (for purposes of Section 16 of the Exchange Act) in certain circumstances. Under this policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, the Board may reasonably, and in good faith, determine that any culpable individual who received incentive-based compensation will be subject to reasonable efforts to recover all excessive incentive-based compensation. The Board may also direct the Company to use prompt and reasonable efforts to equitably adjust the amount of unpaid but notionally earned performance-based awards (plus any amount attributable to such awards). This policy allows for recovery for up to three fiscal years prior to (and including) the year in which the Board determines a triggering event has occurred. Recovery under the clawback policy is in addition to (but not duplicative of) any recoupment required or permitted by law, including the Sarbanes-Oxley Act of 2002. We will amend our clawback policy, no later than December 1, 2023, to comply with the listing rules of Nasdaq.
General Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, there is a limitation on tax deductions of any publicly held corporation for individual compensation to certain current and former executive officers of such corporation such that only the first $1.0 million payable to each such executive is deductible by the Company in any taxable year. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2022 SUMMARY COMPENSATION TABLE
The following table and narrative set forth certain information with respect to the compensation for the fiscal years ended December 31, 2022 and 2021 of our named executive officers, as applicable. Mr. Camardo and Ms. Rosado are listed in the 2022 Summary Compensation Table with partial year totals denoted, due to their hire date in 2022. Ms. Hansen is listed in the 2022 Summary Compensation Table with full year totals denoted, even though her promotion to COO was June 17, 2022. The Company terminated Mr. Lehmann’s employment without cause on May 31, 2022, and each of Dr. Harrington’s and Mr. Macleod’s employment without cause on June 30, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total (4) ($)
Daniel (Dan) Camardo, Chief Executive Officer	2022	525,385	250,000	498,000	5,662,000	21,428	6,956,813
Maia Hansen, Chief Operating Officer	2022	403,966	190,550	184,332	10,456	22,259	811,563
William (BJ) Lehmann, Former President and Chief Operating Officer (6)	2022	207,732	286,743	—	—	334,885	829,360
	2021	553,486	201,055	217,320	990,606	19,883	1,982,350
John Harrington, Former Chief Scientific Officer and Executive Vice President (5)	2022	237,976	181,315	—	—	587,577	1,006,867
	2021	453,287	229,955	217,320	1,331,772	23,428	2,255,762
Ivor Macleod, Former Chief Financial Officer	2022	218,541	211,150	—	—	272,336	702,027
	2021	422,300	104,730	217,320	649,466	22,835	1,416,651
Kasey Rosado, Interim Chief Financial Officer (7)	2022	616,434	—	—	—	—	616,434
(1)    “Bonus” includes a sign-on bonus for Mr. Camardo in the amount of $250,000, retention bonuses that were entered into in February 2021 and paid in May 2022, in the amount of $190,550 for Ms. Hansen, $286,743 for Mr. Lehmann, $181,315 for Dr. Harrington, and $211,150 for Mr. Macleod. No cash incentive payments were paid out related to 2022 incentive program.
(2)    The dollar amounts for 2022 for stock awards and option awards represent a valuation of the award on the grant date that vests over time and do not represent cash proceeds. The grant date fair values of RSUs and stock option awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note C to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.
(3)    “All Other Compensation” includes for 2022 payments for 401(k) matching contributions from the Company, premiums for additional life insurance policies, contributions to health savings accounts (if applicable), and premiums for long-term disability plans for each named executive officer. Amounts other than perquisites and personal benefits over $10,000 for 2022 include 401(k) matching contributions for Mr. Camardo, Ms. Hansen, Dr. Harrington and Mr. Macleod in the amounts of $12,600, $12,600, $12,600 and $12,600, respectively. For Mr. Lehmann, “All Other Compensation” for 2022 also includes payments and benefits provided in connection with his separation agreement consisting of $269,824 in cash severance, a lump sum payment of $32,501 in lieu of notice of termination and certain foregone benefits and $21,972 for accrued vacation. For Dr. Harrington, “All Other Compensation” for 2022 also includes payments and benefits provided in connection with his separation agreement consisting of $237,976 in cash severance, a lump sum payment of $78,751 in lieu of notice of termination and certain foregone benefits, final retention payment due upon termination of $226,643 and $25,665 for accrued vacation and reimbursement of legal fees. For Mr. Macleod, “All Other Compensation” for 2022 also includes payments and benefits provided in connection with his separation agreement consisting of $218,541 in cash severance, a lump sum payment of $20,795 in lieu of notice of termination and certain foregone benefits and $15,164 for accrued vacation.
(4)    The total cash payments for named executive officers (salary, bonus and other compensation in the above table for 2022 represents less than the 2022 “Total” compensation column. The remainder of “Total” is the value ascribed to equity-based compensation. We believe that the equity-based compensation we provide to our named executive officers helps align their interests with the interests of our stockholders.
(5)    Dr. Harrington, up until the time of his termination in June 2022, also served as a Director in 2022 and 2021 and did not receive any compensation for service as a Director.
(6)    Mr. Lehmann’s salary for 2022 includes a supplemental base salary of $10,000 per month while he served as Interim Chief Executive Officer, until February 14, 2022.
(7)    Ms. Rosado’s services were obtained from Ankura Consulting Group, LLC, (Ankura) which the Company pays directly. As such the amount reported in the “Total Salary” line item above is the sum of all amounts invoiced for service related changes and consists of $499,940 for CFO Fee and $116,494 for Financial Advisory Fees paid directly to Ankura for her services as interim CFO.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel Camardo	—	—	21.50	2/14/2032	(1)	400,000	(3)	336,000	(7)
	—	—	1.89	10/4/2032		263,492	(4)	221,333	(7)
Maia Hansen	11,000	—	29.50	3/16/2030	(1)	5,000		4,200	(7)
	1,333	—	54.25	3/1/2031	(1)	2,667		2,240	(7)
	2,970	—	40.75	6/11/2031		7,150	(5)	6,006	(7)
	—	—	7.00	6/17/2032	(1)	2,000		1,680	(7)
	—	—	7.00	6/17/2032		1,333	(6)	1,120	(7)
	—	—	1.89	10/4/2032		92,593	(4)	77,778	(7)
William (BJ) Lehmann	4,600	—	42.75	6/18/2023	(2)	—		—
	4,307	400	32.00	5/30/2024	(2)	—		—
	14,447	—	54.75	5/30/2024	(2)	—		—
	9,902	—	36.50	5/30/2024	(2)	—		—
	9,200	—	57.75	5/30/2024	(2)	—		—
	20,000	—	54.25	5/30/2024	(2)	—		—
John Harrington	4,000	—	42.75	6/18/2023	(1)	—		—
	4,846	—	41.25	6/17/2024	(1)	—		—
	4,707	—	32.00	6/24/2025	(1)	—		—
	13,943	—	54.75	6/30/2025	(2)	—		—
	13,944	—	36.50	6/30/2025	(2)	—		—
	8,999	—	57.75	6/30/2025	(2)	—		—
	30,000	—	54.25	6/30/2025	(2)	—		—
Ivor Macleod	10,000	—	54.25	3/1/2031	(1)	—		—
(1)    Options have a ten-year term and generally vest ratably over four years following the grant date (which grant date is 10 years prior to the applicable expiration date provided in the table) on a quarterly basis.
(2)    Under the 2019 Plan we grant employees extended time to exercise options, due to extended length of service. Mr. Lehman had been employed at Athersys for 20+ years which entitles him to 2 years from separation to exercise options and Mr. Harrington had been employed at Athersys for 25+ years which entitles him to 3 years from separation to exercise options.
(3)     The stock award was granted to Daniel Camardo as an inducement award as part of the package to become CEO and consists of 160,000 shares that vest over a 48-month period and the remaining 240,000 shares that will vest based on the achievement of four company-based goals.
(4)    The stock awards reflect in this column consist of RSUs granted on October 4, 2022, which generally vest over two years quarterly.
(5)    The stock awards reflected in this column consist of RSUs granted on June 11, 2021, which generally vest over four years on a quarterly basis.
(6)    The stock awards reflected in this column consist of RSUs granted on June 17, 2022, which generally vest over two years on a quarterly basis.
(7)    Value is based on the closing price of our Common Stock of $0.84 on December 30, 2020, as reported on NASDAQ.

DIRECTOR COMPENSATION FOR 2022
Our non-employee Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000	(1)
Chairperson — Independent Director, if applicable	$35,000	(1)
Lead Director, if applicable	$25,000	(1)
Audit Committee — Chairman	$20,000	(1)
Audit Committee — Member	$9,000	(1)
Compensation Committee — Chairman	$15,000	(1)
Compensation Committee — Member	$7,000	(1)
Nominations, Governance and Compliance Committee — Chairman	$10,000	(1)
Nominations, Governance and Compliance Committee — Member	$5,000	(1)
(1)    As part of our restructuring plan starting in Q3 2022, the board members received their director compensation in equity compensation, consisting of Restricted Stock Units, in lieu of cash payments. The stock compensation amount is determined by taking the close price on the date of payment and dividing by the cash payment equivalent to determine the number of shares to be awarded.
These annual retainers are typically paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings. Pursuant to the 2019 Plan, in no event will any non-employee Director in any one calendar year be granted (1) awards under the 2019 Plan, in the aggregate, with respect to more than 150,000 shares of Common Stock, plus (2) other compensation for such service in excess of $150,000 in cash.
Under our 2021 Director compensation program for non-employee Directors, newly appointed Directors receive an initial stock option grant to purchase shares of Common Stock at fair market value on the date of grant, which option award generally vests at a rate of one-third per year, with cliff vesting in year one and quarterly vesting in years two and three. Thereafter, the non-employee Directors receive annually an option award to purchase 2,000 shares of our Common Stock at fair market value on the date of grant, which option award generally vests quarterly over a one-year period, with such anniversary awards generally issued in June of each year in connection with our annual stockholder meeting. A Director’s award has a term of ten years and, upon the termination of the Director’s service, the Director has from eighteen months up to thirty months (depending on the Director’s tenure) in which to exercise the vested portion of the Director’s options prior to forfeiture; but, in no event will the option be exercisable beyond the original 10-year term.

The following table summarizes compensation of our non-employee Directors who served during 2022:

Name(a)	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	RSU Awards ($)(2)	Total ($)
Hardy TS Kagimoto (4)	20,000	—	—	20,000
Katherine Kalin (4)	29,466	—	—	29,466
Ismail Kola	48,099	47,999	39,998	136,096
Lorin J. Randall (4)	34,109	—	—	34,109
Baiju R. Shah (4)	27,000	—	—	27,000
Joseph Nolan (3)	—	—	—	—
Jane Wasman	28,977	47,999	24,999	101,975
Jack L. Wyszomierski	27,643	47,999	24,999	100,640
Kenneth Traub (5)	20,916	47,999	24,999	93,914
(1)    The amount in this column is a combination of cash payments made to board members for services rendered in Q1 and Q2 2022 and expense reimbursements.
(2)    The amounts in this column reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2022, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note C to the 2022 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2022. On September 16, 2022, Ms. Wasman, Dr. Kola, Mr.Traub and Mr. Wyszomierski were each awarded stock options for 32,042 shares of Common Stock at an exercise price of $1.95 per share. Additionally on September 16, 2022, Mr. Traub, Ms. Wasman, and Mr. Wyszomierski were awarded restricted stock units for 12,820 shares of Common Stock, and Dr. Kola was awarded restricted stock units for 20,512 shares of Common Stock.
(3)     Mr. Nolan was appointed as Director effective January 3, 2023.
(4)    Mr. Kagimoto, Ms. Kalin, Mr. Randall, and Mr. Shah resigned effective as of June 16, 2022.
(5)    Mr. Traub resigned as Director and from all committees of the Board effective October 31, 2022.

The following table sets forth outstanding equity awards held by both current and former non-employee Directors, who served during fiscal year 2022 as of December 31, 2022.

	Option Awards					Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Katherine Kalin	2,000	—	38.50	12/15/2023	2	—		—
Ismail Kola	600	—	42.75	6/18/2023	1	—		—
	600	—	42.75	9/10/2023	1	—		—
	1,200	—	41.25	6/17/2024	1	—		—
	1,200	—	32.00	6/24/2025	1	—		—
	3,000	—	46.00	3/7/2026	1	—		—
	1,200	—	54.75	6/20/2026	1	—		—
	1,200	—	36.50	6/7/2027	1	—		—
	2,000	—	57.75	6/18/2028	1	—		—
	2,000	—	38.75	6/12/2029	1	—		—
	2,000	—	71.75	6/18/2030	1	—		—
	4,000	—	50.00	3/11/2031	1	—		—
	2,000	—	38.50	6/15/2031	1	—		—
	—	—	1.95	9/16/2032	1	32,042	3	26,915	5
Lorin J. Randall	600	—	42.75	6/18/2023	1	—		—
	600	—	42.75	9/10/2023	1	—		—
	1,200	—	41.25	6/17/2024	2	—		—
	1,200	—	32.00	12/15/2024	2	—		—
	1,200	—	36.50	12/15/2024	2	—		—
	1,200	—	54.75	12/15/2024	2	—		—
	2,000	—	57.75	12/15/2024	2	—		—
	2,000	—	38.75	12/15/2024	2	—		—
	2,000	—	71.75	12/15/2024	2	—		—
	2,000	—	38.50	12/15/2024	2	—		—
	3,000	—	46.00	12/15/2024	2	—		—
Baiju R. Shah	2,000	—	38.50	12/15/2023	2	—		—
Jane Wasman	2,668	—	47.00	11/12/2030	1	1,332	4	1,118.88	5
	2,000	—	38.50	6/15/2031	1	—		—
	—	—	1.95	9/16/2032	1	32,042	3	26,915.28	5
Jack L. Wyszomierski	600	—	42.75	6/18/2023	1	—		—
	600	—	42.75	9/10/2023	1	—		—
	1,200	—	41.25	6/17/2024	1	—		—
	1,200	—	32.00	6/24/2025	1	—		—
	3,000	—	46.00	3/7/2026	1	—		—
	1,200	—	54.75	6/20/2026	1	—		—
	1,200	—	36.50	6/7/2027	1	—		—
	2,000	—	57.75	6/18/2028	1	—		—
	2,000	—	38.75	6/12/2029	1	—		—
	2,000	—	71.75	6/18/2030	1	—		—
	2,000	—	38.50	6/15/2031	1	—		—
	—	—	1.95	9/16/2032	1	32,042	3	26,915	5

(1)    Options have a ten-year term and generally vest ratably over four years following the grant date (which grant date is 10 years prior to the applicable expiration date provided in the table) on a quarterly basis.
(2)    Under the 2019 Plan we grant directors extended time to exercise options upon leaving the board, Ms. Kalin, Mr. Randall and Mr. Shah are entitled to 18 months from separation to exercise options.
(3)    The stock awards reflect in this column consist of Non-Qualified stock options granted on September 16, 2022, which will vest 100% on June 28, 2023.
(4)    The stock awards reflect in this column consist of Non-Qualified stock options granted on November 12, 2020, which generally vest over three years on a quarterly basis.
(5)    Value is based on the closing price of our Common Stock of $0.84 on December 30, 2020, as reported on NASDAQ.
Pay Versus Performance
The information provided below is mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, which requires that we, among other things, report the amount of “compensation actually paid” to our named executive officers. These amounts are calculated in accordance with applicable SEC rules, and do not reflect the actual amount of compensation earned by or paid to our named executive officers during each applicable year.

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO[1]	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs[1]	Value of Initial Fixed $100 Investment Based on Total Shareholder Return[2]	Net Loss (Thousands)[3]
2022	7,060,483	(5,250,782)	772,516	58,149	51.43	(72,534)
2021	2,531,982	(2,764,314)	1,334,319	(931,382)	1.92	(86,955)
(1)     As required by applicable SEC rules, compensation actually paid (“CAP”) was calculated by beginning with the total amount reported in the Summary Compensation Table (the “SCT”) for the applicable year, (i) subtracting the grant date fair value of stock awards reported in the Stock Awards column of the SCT, (ii) subtracting the grant date fair value of option awards reported in the Option Awards column of the SCT, and (iii) adding the change in fair value of stock and option awards for the applicable year.
Fair value amounts were computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under generally accepted accounting principles. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable. We used the following additional assumptions to determine the fair value of stock option awards under the Black-Scholes-Merton option-pricing model: (i) risk-free return rate: 0.05% - 4.73%; (ii) expected option term (in years): 0.46 – 10.44 years; and (iii) expected volatility: 74.73% - 97.69%.
Following is a reconciliation of the SCT total and the CAP for each of the covered fiscal years. Dr. Gil Van Bokkelen is included as the CEO in 2021, Mr. William (BJ) Lehmann, Jr. is included as the CEO in 2021 and 2022, and Mr. Daniel Camardo is included as the CEO for 2022. The non-CEO named executive officers included in the average for each covered fiscal year were: (i) for 2022, Ms. Maia Hansen, Dr. John Harrington, Mr. Ivor Macleod, and Ms. Kasey Rosado; and (ii) for 2021, Dr. John Harrington, and Mr. Ivor Macleod.

Items and Value Added (Deducted)	2022	2021
For Mr. Camardo
Deduction for Summary Compensation Table “Stock Awards” column value	(498,000)	—
Deduction for Summary Compensation Table “Option Awards” column value	(5,662,000)	—
Increase for year-end fair value of outstanding equity awards granted in Covered Year	(5,115,887)	—
Change for year-end fair value of outstanding equity awards granted in prior year	—	—
Change for year-end fair value of prior-year equity vested in Covered Year	—	—

Items and Value Added (Deducted)	2022	2021
For Dr. Van Bokkelen
Deduction for Summary Compensation Table “Stock Awards” column value	—	(66,966)
Deduction for Summary Compensation Table “Option Awards” column value	—	(1,474,947)
Change for year-end fair value of outstanding equity awards granted in Covered Year	—	—
Change for year-end fair value of outstanding equity awards granted in prior year	—	(877,290)
Change for year-end fair value of prior-year equity vested in Covered Year	—	(1,278,271)

Items and Value Added (Deducted)	2022	2021
For Mr. Lehmann
Deduction for Summary Compensation Table “Stock Awards” column value	—	(217,320)
Deduction for Summary Compensation Table “Option Awards” column value	—	(990,606)
Change for year-end fair value of outstanding equity awards granted in Covered Year	—	—
Change for year-end fair value of outstanding equity awards granted in prior year	(540,178)	(89,017)
Change for year-end fair value of prior-year equity vested in Covered Year	(495,200)	(301,879)

Items and Value Added (Deducted)	2022	2021
For Ms. Hansen
Deduction for Summary Compensation Table “Stock Awards” column value	(184,332)	—
Deduction for Summary Compensation Table “Option Awards” column value	(10,456)	—
Change for year-end fair value of outstanding equity awards granted in Covered Year	1,200	—
Change for year-end fair value of outstanding equity awards granted in prior year	—	—
Change for year-end fair value of prior-year equity vested in Covered Year	(81,901)	—

Items and Value Added (Deducted)	2022	2021
For Dr. Harrington
Deduction for Summary Compensation Table “Stock Awards” column value	—	(217,320)
Deduction for Summary Compensation Table “Option Awards” column value	—	(1,331,772)
Change for year-end fair value of outstanding equity awards granted in Covered Year	—	(457,996)
Change for year-end fair value of outstanding equity awards granted in prior year	(369,883)	(596,892)
Change for year-end fair value of prior-year equity vested in Covered Year	(783,363)	(398,772)

Items and Value Added (Deducted)	2022	2021
For Mr. Macleod
Deduction for Summary Compensation Table “Stock Awards” column value	—	(217,320)
Deduction for Summary Compensation Table “Option Awards” column value	—	(649,466)
Change for year-end fair value of outstanding equity awards granted in Covered Year	—	—
Change for year-end fair value of outstanding equity awards granted in prior year	(129,190)	(661,863)
Change for year-end fair value of prior-year equity vested in Covered Year	(569,457)	—

Items and Value Added (Deducted)	2022	2021
For Ms Rosado
Deduction for Summary Compensation Table “Stock Awards” column value	—	—
Deduction for Summary Compensation Table “Option Awards” column value	—	—
Change for year-end fair value of outstanding equity awards granted in Covered Year	—	—
Change for year-end fair value of outstanding equity awards granted in prior year	—	—
Change for year-end fair value of prior-year equity vested in Covered Year	—	—
(3)     Company total shareholder return (“TSR”) represents the cumulative investment return of an initial fixed $100 investment in our common stock during the period commencing on December 31, 2020 and ending on the last day of the covered fiscal year, assuming reinvestment of all dividends. The Company TSR reflected in the table above may not be indicative of future performance.
(4)     Reflects net income (loss) for the covered fiscal year, as reported in our Form 10-K for such year.
Required Supplemental Graphs Showing Relationship Between:
CAP and Company TSR
The graph below illustrates the relationship between the CAP to our PEOs and the other NEOs and the Company’s TSR during the period covered by the Pay versus Performance Table.

CAP and Net Income
The graph below illustrates the relationship between the CAP to our PEOs and the other NEOs and the Company’s net income during the period covered by the Pay versus Performance Table.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of August 14, 2023 (unless otherwise indicated below) by:
•each person known by us to beneficially own more than 5% of our Common Stock;
•each of our Directors;
•each of the executive officers named in the 2022 Summary Compensation Table; and
•all of our current Directors and executive officers as a group.
We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options and RSUs held by that person that are exercisable within 60 days of August 14, 2023 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.
Percentage ownership calculations for beneficial ownership for each person or entity are based on 22,501,410 shares of Common Stock outstanding as of August 14, 2023.
Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
None
Directors and Executive Officers
Daniel Camardo(1)	368,667	*
John Harrington(2)	27,169	*
Ismail Kola(3)	112,068	*
Jane Wasman(4)	72,850	*
Jack Wyszomierski(5)	82,983	*
William (BJ) Lehmann(2)	18,661	*
Joseph Nolan	21,951	*
Maia Hansen(6)	98,486	*
Ivor Macleod(2)	5,731	*
Meema Maybugh	—	*
All Current Directors and executive officers as a group (7 persons)	735,054	0.03

*    Less than 1%.
(1)    Includes vested options for 129,206 shares of Common Stock at a weighted average exercise price of $11.50 per share that vest within 60 days of August 14, 2023.
(2)    The beneficial ownership amounts for the members of the Executive Transition is based on their last filed Form 4 with the SEC, as we have no insight to their current holdings once they departed the company.
(3)    Includes vested options for 51,842 shares of Common Stock at a weighted average exercise price of $19.51 per share that vest within 60 days of August 14, 2023.
(4)    Includes vested options for 37,709 shares of Common Stock at a weighted average exercise price of $8.27 per share that vest within 60 days of August 14, 2023.
(5)    Includes vested options for 47,842 shares of Common Stock at a weighted average exercise price of $16.96 per share that vest within 60 days of August 14, 2023.
(6)    Includes vested option for 46,824 shares of Common Stock at a weighted average exercise price of $18.61 per share that vest within 60 days of August 14, 2023.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING
The Company has an Insider Trading Policy relating to the trading of Athersys securities by all Company directors and officers, as well as our employees, or any of their designees. The Company has determined that there is a heightened legal risk and /or the appearance of improper or inappropriate conduct if its directors, officers and certain other employees covered by the Insider Trading Policy, who are referred to as “covered persons,” engage in certain types of transactions and therefore, they may not trade in options, warrants, puts and calls or similar instruments on Athersys securities or sell Athersys securities short. Additionally, covered persons may not hold Athersys securities in margin accounts or, except with the pre-approval in certain circumstances, engage in hedging transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION
The Company must receive by December 29, 2024 any proposal of a stockholder intended to be presented at the 2024 annual meeting of stockholders of the Company, which we refer to as the 2024 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2024 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, and nominations of candidates to the Board must be received by the Company between February 15, 2024 and March 17, 2024 or such proposals or nominations will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2024 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.
In addition to satisfying the requirements under our bylaws, if a stockholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than Athersys’ nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2024 Annual Meeting, no later than July 29, 2024). If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2024 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2024 Annual Meeting is first made.
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2022, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. In addition, we have engaged Innisfree, a proxy solicitor, to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $30,000 in total. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 30, 2023 and April 29, 2023 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ Daniel Camardo
Daniel Camardo
Secretary
August 17, 2023

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON September 27, 2023
This proxy statement and our Annual Report for the fiscal year ended December 31, 2022 are available free of charge at https://www.athersys.com/investors/financial-information/annual-reports/default.aspx. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2022, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.
For information on how to obtain information to attend the virtual Annual Meeting and vote online please contact the Company’s Director of Corporate Communications & Investor Relations at khunady@athersys.com. You may also vote electronically at www.proxyvote.com or telephonically at 1-800-690-6903 within the United States and Canada.

APPENDIX A

ATHERSYS, INC.

2019 EQUITY AND INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective July 28, 2022)
1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2.Definitions. As used in this Plan:
(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)“Change in Control” has the meaning set forth in Section 13 of this Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan.
(h)“Common Shares” means the shares of common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.
(i)“Company” means Athersys, Inc., a Delaware corporation, and its successors.
(j)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)“Director” means a member of the Board.
(l)“Effective Date” means June 12, 2019.

(m)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(p)“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(q)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(r)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(t)“Option Price” means the purchase price payable on exercise of an Option Right.
(u)“Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.
(v)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(w)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(x)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(y)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(z)“Plan” means this Athersys, Inc. 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective July 28, 2022.
(aa)“Predecessor Plan” means the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, including as amended or amended and restated.
(ab)“Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ac)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.
(ad)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ae)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(af)“Stockholder” means an individual or entity that owns one or more Common Shares.
(ag)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation.
(ah)“Voting Stock” means securities entitled to vote generally in the election of Directors.
3.Shares Available Under this Plan.
(a)Maximum Shares Available Under this Plan.
(i)Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 10 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 39,463,737 Common Shares (consisting of 18,463,737 Common Shares that were approved by the Stockholders in 2019 and 21,000,000 Common Shares to be approved by the Stockholders in 2022), plus the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii)Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.
(b)Share Counting Rules.
(i)Except as provided in Section 23 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.
(ii)If, after December 31, 2018, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.
(iii)Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.
(iv)If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c)Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 36,000,000 Common Shares.
(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.
(e)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h)No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i)Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.
(ii)Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(iii)Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c)Also, regarding Appreciation Rights:
(i)Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii)No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g)Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis based upon the vesting of such Restricted Stock Units.
(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.Non-Employee Directors. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.
10.Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares, based upon the earning and vesting of such awards.
(e)Each grant of an award under this Section 10 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
11.Administration of this Plan.
(a)This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
12.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
13.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
(i)for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(b) below;
(ii)a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
(iii)if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of more than 50% of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns 50% or less of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(b)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent

Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(c)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(b) above.
14.Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
15.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
16.Transferability.
(a)Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
17.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
18.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
19.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock

Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Stockholders.
(c)If permitted by Section 409A of the Code, but subject to Section 19(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
20.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

21.Effective Date/Termination. The Athersys, Inc. 2019 Equity and Incentive Compensation Plan was effective as of the Effective Date. This 2022 amendment and restatement of the Athersys, Inc. 2019 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement is approved by the Stockholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).
22.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Common Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a Stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
23.Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 23(a) or 23(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

SCAN TO
VIEW MATERIALS & VOTE

ATHERSYS, INC.
3201 CARNEGIE AVENUE
CLEVELAND, OH 44115

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V19904-P87426 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATHERSYS, INC.

The Board of Directors recommends you vote FOR the 5 listed Director nominees.

Nominees:	For	Against	Abstain
1a. Dan Camardo	☐	☐	☐
1b. Neema Mayhugh	☐	☐	☐
1c. Joe Nolan	☐	☐	☐
1d. Jane Wasman	☐	☐	☐
1e. Jack Wyszomierski	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V19905-P87426

ATHERSYS, INC.
Annual Meeting of Stockholders
September 27, 2023 8:30 a.m. EDT
This proxy is solicited by the Board of Directors

Proxy Solicited by Board of Directors for Annual Meeting - September 27, 2023

Mr. Dan Camardo and Dr. Ismail Kola, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Athersys, Inc. to be held online via live webcast at www.virtualshareholdermeeting.com/ATHX2023, on September 27, 2023 at 8:30 a.m. EDT or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will vote FOR the five listed Director nominees, and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side